Exhibit 10.2

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Contract number (FI No): [****]

Serapis No: [****]

EVAXION BIOTECH (IDFF)

Finance Contract

between the

European Investment Bank

and

Evaxion Biotech A/S

Luxembourg/Copenhagen 6 August 2020

EXECUTION VERSION

Article 1	8
1.1 Interpretation	8
Article 2	16
2.1 Amount of Credit	16
2.2 Disbursement procedure	16
2.2.1 Tranches	16
2.2.2 Disbursement Offer	16
2.2.3 Disbursement Acceptance	17
2.3 Disbursement Account	17
2.4 Currency of disbursement	17
2.5 Conditions of Disbursement	17
2.5.1 Initial Documentary Conditions Precedent	17
2.5.2 All Tranches – Documentary Conditions Precedent	17
2.5.3 All Tranches – Other Conditions	18
2.5.4 Tranche A – Additional Conditions Precedent	18
2.5.5 Tranche B – Additional Conditions Precedent	18
2.5.6 Tranche C – Additional Conditions Precedent	18
2.6 Cancellation	19
2.7 Fee for cancellation of an Accepted Tranche	19
2.8 Cancellation after expiry of the Credit	19
2.9 Drop Dead Fee	20
2.10 Sums due under Article 2	20
Article 3	20
3.1 Amount of Loan	20
3.2 Currency of repayment, interest and other charges	20
3.3 Confirmation by the Bank	20
Article 4	20
4.1 Fixed Rate Tranches	20
4.2 Payment in Kind (PIK) Interest	20
4.3 Warrants	21
4.4 Interest on overdue sums	21
Article 5	21
5.1 Normal repayment	21
5.1.1 Single instalment – Tranche A and Tranche B	21
5.1.2 Repayment by instalments – Tranche C	21
5.2 Voluntary prepayment	22
5.2.1 Prepayment option	22
5.2.2 Prepayment Fee	22
5.2.3 Prepayment mechanics	22
5.3 Compulsory prepayment	22
5.3.1 Cost Reduction	22
5.3.2 Change Events	22
5.3.3 Illegality	23
5.3.4 Disposals	23
5.3.5 Pari Passu to Non-EIB Financing	23
5.3.6 Prepayment Fee	23
5.3.7 Prepayment mechanics	23
5.4 General	23

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Article 6	24
6.1 Day count convention	24
6.2 Time and place of payment	24
6.3 No set-off by the Borrower	24
6.4 Disruption to Payment Systems	24
6.5 Application of sums received	25
6.5.1 General	25
6.5.2 Partial payments	25
6.5.3 Allocation of sums related to Tranches	25
Article 7	25
Article 8	26
8.1 Taxes, duties and fees	26
8.2 Other charges	26
8.3 Increased costs, indemnity and set-off	26
Article 9	27
9.1 Right to demand repayment	27
9.2 Other rights at law	28
9.3 Prepayment Fee	28
9.4 Non-Waiver	28
Article 10	28
10.1 Governing Law	28
10.2 Jurisdiction	29
10.3 Place of performance	29
10.4 Evidence of sums due	29
10.5 Entire Agreement	29
10.6 Invalidity	29
10.7 Amendments	29
10.8 Counterparts	29
10.9 Assignment and transfer by the Bank	29
Article 11	30
11.1 Notices	30
11.1.1 Form of notice	30
11.1.2 Addresses	31
11.1.3 Demand after notice to remedy	31
11.2 English language	31
Schedule A	33
Investment Specification and Reporting	33

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A.1 Technical Description	33
A.2 Information Duties	33
3. Information on the end of works and first year of operation	33
Schedule B	35
Definitions of EURIBOR	35
Schedule C	36
Form of Disbursement Offer/Acceptance	36
Schedule D	38
Form of Drawdown Certificate	38
Schedule E	39
Form of Compliance Certificate	39
Schedule F	40
Part A – Initial Documentary Conditions Precedent	40
Part B – Guarantor Conditions Precedent	41
Schedule G	43
Representations and Warranties	43
1. Authorisations and Binding Obligations	43
2. No default or other adverse event	43
3. No proceedings	43
4. Security	43
5. Ranking	44
6. Anti-Corruption	44
7. Accounting and Tax	44
8. Information provided	44
9. Exclusion criteria	45
10. No indebtedness	45
11. No Immunity	45
12. Pensions	46
13. Good title to assets	46
14. Governing law and enforcement	46
Schedule H	47
General Undertakings	47
1. Use of Loan	47
2. Completion of Investment	47
3. Procurement procedure	47
4. Compliance with laws	47
5. Sanctions	47
6. Data Protection	47
7. Environment	47
8. Integrity	48

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9. Disposal of assets	48
10. Maintenance of assets	49
11. Insurances	49
12. Change in business	49
13. Merger	49
14. Books and records	49
15. Ownership	49
16. Acquisitions	50
17. Indebtedness	51
18. Guarantees	51
19. Hedging	52
20. Restrictions on distributions	52
21. Restrictions on loans	52
22. Restrictions on intercompany loans	52
23. Intellectual Property Rights	53
24. Maintenance of Status	53
25. Negative pledge	53
26. Other Undertakings	54
27. Clauses by inclusion (most favoured nation)	54
28. Succession plan	54
29. Pari passu ranking	54
Schedule I	55
Information and Visits	55
1. Information concerning the Investment	55
2. Information concerning the Borrower	56
3. Visits by the Bank	56
4. Disclosure and publication	57
5. Confidential information	57

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THIS CONTRACT IS MADE ON 6 AUGUST 2020 BETWEEN:

The European Investment Bank having its seat at 100 blvd Konrad Adenauer, Luxembourg, L-2950 Luxembourg, represented by _______________________	(the "Bank")

and

Evaxion Biotech A/S (company registration number (CVR) 31762863), a public limited liability company incorporated in Denmark, having its registered office at Bredgade 34 E, DK-1260 Copenhagen, Denmark., represented by Lars Staal Wegner and Niels Iversen Møller	(the "Borrower")

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WHEREAS:

(A)	The Borrower has stated that it is undertaking a research and development project relating to the development of the AI technology platform for drug discovery and to the development activities carried out by the Borrower for assets targeting infectious diseases in Denmark as more particularly described in the technical description (the "Technical Description") set out in Schedule A (Investment Specification and Reporting) (the "Investment"). The total cost of the Investment, as estimated by the Bank, is EUR [****].

(B)	The Bank, considering that the financing of the Investment falls within the scope of its functions, agreed to provide the Borrower with a credit in an amount of EUR 20,000,000 (twenty million euro) under this Finance Contract (the "Contract") to finance the Investment; provided that the amount of the loan hereunder shall not, in any case, exceed 50% (fifty per cent.) of the cost of the Investment.

(C)	The Credit falls under a joint initiative between the Bank and the European Commission, which is intended as a new Bank financing instrument, to finance inter alia research projects and research infrastructure under the Horizon 2020 framework programme of the European Union for Research and Technological Development (2014-2020).

(D)	The statute of the Bank provides that the Bank shall ensure that its funds are used as rationally as possible in the interests of the European Union; and, accordingly, the terms and conditions of the Bank's loan operations must be consistent with relevant policies of the European Union.

(E)	The Bank considers that access to information plays an essential role in the reduction of environmental and social risks, including human rights violations, linked to the projects it finances and has therefore established its transparency policy, the purpose of which is to enhance the accountability of the Bank’s group towards its stakeholders and the citizens of the European Union in general.

(F)	The processing of personal data shall be carried out by the Bank in accordance with applicable EU Law on the protection of individuals with regard to the processing of personal data by the European Union institutions and bodies and on the free movement of such data.

(G)	The Bank supports the implementation of international and EU standards in the field of anti-money laundering and countering the financing of terrorism and promotes tax good governance standards. It has established policies and procedures to avoid the risk of misuse of its funds for purposes which are illegal or abusive in relation to applicable laws. The EIB Group statement on tax fraud, tax evasion, tax avoidance, aggressive tax planning, money laundering and financing of terrorism is available on the Bank’s website and offers further guidance to EIB contracting counterparties.

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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It is hereby agreed as follows:

ARTICLE 1

Interpretation and definitions

1.1	Interpretation

In this Contract:

(a)	references to Articles, Recitals, Schedules and Paragraphs are, save if explicitly stipulated otherwise, references respectively to articles of, and recitals, schedules and paragraphs of schedules to, this Contract. All Recitals and Schedules form part of this Contract. Articles, Schedules and Paragraphs headings are for ease of reference only;

(b)	references to “law" or “laws” mean (a) any applicable law and any applicable treaty, constitution, statute, legislation, decree, normative act, rule, regulation, judgement, order, writ, injunction, determination, award or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction which is binding or applicable case law, and (b) EU Law;

(c)	references to "applicable law", "applicable laws" or "applicable jurisdiction" means (a) a law or jurisdiction applicable to the Borrower or any other Obligor (as the context requires), its rights and/or obligations (in each case arising out of or in connection with the Finance Documents), its capacity and/or assets and/or the Investment; and/or, as applicable, (b) a law or jurisdiction (including in each case the Bank’s Statute) applicable to the Bank, its rights, obligations, capacity and/or assets;

(d)	references to a provision of law are references to that provision as amended or re-enacted;

(e)	references to any Finance Document or any other agreement or instrument are references to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(f)	references to "acting in concert" means acting together pursuant to an agreement or understanding (whether formal or informal);

(g)	references to "assets" include present and future properties, revenues and rights of every description;

(h)	references to "guarantee" mean (other than in a Guarantee Agreement) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(i)	references to "indebtedness" include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(j)	references to a "person" include any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(k)	references to a document in "agreed form" is a document which is previously agreed in writing by or on behalf of the Borrower and the Bank or, if not so agreed, is in the form specified by the Bank;

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(l)	where it relates to an Obligor which is incorporated in Denmark, a reference to:

(i)	a "winding up", "administration" or "dissolution" includes konkurs and rekonstruktion;

(ii)	a "receiver" or "administrator" includes a kurator and a rekonstruktør;

(iii)	"negligently" means simpel uagtsomhed or any other category of liability whatsoever;

(i)	"merger" includes fusion; and

(ii)	"demerger" includes spaltning.

(m)	words and expressions in plural shall include singular and vice versa;

(n)	a Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived;

(o)	a time of day is a reference to Luxembourg time, unless otherwise specified; and

(p)	terms defined in the GDPR (as defined below), including the terms “controller”, “data subject”, “personal data”, “processing”, and “processor”, have the same meanings when used in Recital (F) or Schedule H6 of this Contract.

Definitions

In this Contract:

"Accepted Tranche" means a Tranche in respect of a Disbursement Offer which has been duly accepted by the Borrower in accordance with its terms on or before the Disbursement Acceptance Deadline.

"Authorisation" means an authorisation, permit, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Authorised Signatory" means a person authorised to sign individually or jointly (as the case may be) Disbursement Acceptances on behalf of the Borrower and named in the most recent List of Authorised Signatories and Accounts received by the Bank prior to the receipt of the relevant Disbursement Acceptance.

"Business Day" means a day (other than a Saturday or Sunday) on which the Bank and commercial banks are open for general business in Luxembourg and Copenhagen (Denmark).

“Cancellation Fee” means, in relation to the cancellation of an Accepted Tranche by the Borrower, under sub-paragraph (a) of Article 2.7 (Fee for cancellation of an Accepted Tranche), or in relation to an amount cancelled by the Bank under sub-paragraphs (b) or (c) of Article 2.7 (Fee for cancellation of an Accepted Tranche), a fee of 6% (six hundred basis points) of the cancelled amount.

"Change in the Beneficial Ownership" means a change in the ultimate ownership or control of the Borrower according to the definition of "beneficial owner" set out in article 3(6) of Directive 2015/849 of the European Parliament and of the Council of 20 May 2015 on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing, as amended, supplemented or restated.

"Change-of-Control Event" means:

(a)	any person or group of persons acting in concert (other than Andreas Holm Mattsson and Niels Iversen Møller) gains Control of the Borrower or of any entity directly or ultimately Controlling the Borrower; or

(b)	Andreas Holm Mattsson and Niels Iversen Møller together cease to own and control directly or indirectly more than [****] of the voting rights or economic interest of the Borrower or be the beneficial owners directly or indirectly through wholly owned subsidiaries of more than [****] of the issued share capital of the Borrower.

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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"Change-of-Law Event" means the enactment, promulgation, execution or ratification of or any change in or amendment to any law, rule or regulation (or in the application or official interpretation of any law, rule or regulation) that occurs after the date of this Contract and which, in the reasonable opinion of the Bank, would materially impair an Obligor's ability to perform its obligations under the Finance Documents.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule E (Form of Compliance Certificate).

"Contract Number" shall mean the Bank generated number identifying this Contract and indicated on the cover page of this Contract after the letters "FI N°".

"Control" means with respect to a given entity, (i) owning, directly or indirectly, more than 50% (fifty per cent.) of the shares of that entity; (ii) the power to cast, or control the casting of, votes corresponding to more than 50% (fifty per cent.) of the issued voting share capital of that entity; (iii) the power to appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or (iv) the power to give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of such entity are obliged to comply, whether through the ownership of voting capital, by contract or otherwise, and “Controlling” and “Controlled” have corresponding meanings.

"Credit" has the meaning given to it in Article 2.1 (Amount of Credit).

"Criminal Offence" means any of the following criminal offences as applicable: tax crimes (as referred to in the directive (EU) 2015/849 of 20 May 2015), fraud, corruption, coercion, collusion, obstruction, money laundering, financing of terrorism or any illegal activity that may affect the financial interests of the EU, according to applicable laws.

"Default" means an Event of Default or any event or circumstance specified in Article 9 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under this Contract or any combination of any of the foregoing) be an Event of Default.

"Disbursement Acceptance" means a copy of the Disbursement Offer duly countersigned by the Borrower.

"Disbursement Acceptance Deadline" means the date and time of expiry of a Disbursement Offer as specified therein.

"Disbursement Account" means, in respect of each Tranche, the bank account set out in the most recent List of Authorised Signatories and Accounts.

"Disbursement Date" means the date on which disbursement of a Tranche is made by the Bank.

"Disbursement Offer" means a letter substantially in the form set out in Schedule C (Form of Disbursement Offer/Acceptance).

"Dispute" has the meaning given to it in Article 10.2 (Jurisdiction).

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Finance Documents; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of either the Bank or the Borrower, preventing that party from:

(i)	performing its payment obligations under the Finance Documents; or

(ii)	communicating with other parties in accordance with the terms of the Finance Documents,

and which disruption (in either such case as per Paragraph (a) or (b) above) is not caused by, and is beyond the control of, the party whose operations are disrupted.

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"Drop Dead Fee" has the meaning given to it in Article 2.9 (Drop Dead Fee).

"EBITDA" means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation (excluding the results from discontinued operations):

(a)	before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any Group Company (calculated on a consolidated basis) in respect of that Relevant Period;

(b)	not including any accrued interest owing to any Group Company;

(c)	after adding back any amount attributable to the amortisation or depreciation of assets of members of the Group;

(d)	before taking into account any Exceptional Items;

(e)	after deducting the amount of any profit (or adding back the amount of any loss) of any Group Company which is attributable to minority interests;

(f)	plus or minus the Group's share of the profits or losses (after finance costs and tax) of entities which are not Group Companies;

(g)	before taking into account any unrealised gains or losses on any financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);

(h)	before taking into account any pension items; and

(i)	before taking into account any gain arising from an upward revaluation of any asset,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

"Environment" means the following, insofar as they affect human health or social well-being:

(a)	fauna and flora;

(b)	soil, water, air, climate and the landscape; and

(c)	cultural heritage and the built environment,

and includes, without limitation, occupational and community health and safety.

"Environmental Approval" means any Authorisation required by Environmental Law.

"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

"Environmental Law" means EU Law including principles and standards, and national laws and regulations, of which a principal objective is the preservation, protection or improvement of the Environment.

"EU Directives" means the directives of the European Union.

"EU Law" means the acquis communautaire of the European Union as expressed through the Treaties of the European Union, the regulations, the EU Directives, delegated acts, implementing acts, and the case law of the Court of Justice of the European Union.

"EUR" or "euro" means the lawful currency of the Member States of the European Union which adopt or have adopted it as their currency in accordance with the relevant provisions of the Treaty on European Union and the Treaty on the Functioning of the European Union or their succeeding treaties.

"EURIBOR" has the meaning given to it in Schedule B (Definition of EURIBOR).

"Event of Default" means any of the circumstances, events or occurrences specified in Article 9 (Events of Default).

"Exceptional Items" means any material items of an unusual or non-recurring nature which represent gains or losses including those arising on:

(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)	disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write down or impairment;

(c)	disposals of assets associated with discontinued operations; and

(d)	any other examples of “exceptional items” (as such term has the meaning attributed to it in IFRS).

"Fee Letter" means the letter from the Bank to the Borrower dated 8 May 2020.

"Final Availability Date" means the day falling 36 months after the date of this Contract.

"Finance Documents" means this Contract, any Guarantee Agreement, the Warrant Agreement, the Fee Letter and any other document designated as a “Finance Document” by the Borrower and the Bank.

"Finance Lease" means any lease or hire purchase contract which would, in accordance with IFRS in force prior to 1 January 2019, be treated as a finance or capital lease.

"Fixed Rate" means:

(a)	for Tranche A, 3% (three hundred basis points) per annum;

(b)	for Tranche B, 3% (three hundred basis points) per annum; and

(c)	for Tranche C, 5% (five hundred basis points) per annum.

"Fixed Rate Tranche" means each of Tranche A, Tranche B and Tranche C.

"GAAP" means generally accepted accounting principles in Denmark, including IFRS.

"GDPR" means General Data Protection Regulation (EU) 2016/679.

"Group" means the Group Companies, taken together as a whole.

"Group Company" means the Borrower and its Subsidiaries.

"Guarantee Agreement" means a guarantee and indemnity agreement in form and substance satisfactory to the Bank entered into or to be entered into by a Guarantor as guarantor and the Bank as beneficiary.

"Guarantor" means each Material Subsidiary which enters into a Guarantee Agreement in accordance with sub-paragraph (b) of Paragraph 18 (Guarantees) of Schedule H (General Undertakings).

"Horizon 2020 Legal Basis" means the Regulation 1291/2013 of the European Parliament and of the Council of 11 December 2013 establishing Horizon 2020 and Council Decision of 3 December 2013 establishing the specific programme implementing Horizon 2020.

"IFRS" means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Indebtedness" means any:

(a)	obligations for borrowed money and debit balances at banks or other financial institutions;

(b)	indebtedness under any acceptance credit;

(c)	indebtedness under any bond, debenture, note or similar instrument;

(d)	instrument under any bill of exchange;

(e)	indebtedness in respect of any interest rate or currency swap or forward currency sale or purchase or other form of interest or currency hedging transaction (including without limit caps, collars and floors);

(f)	indebtedness under any Finance Lease;

(g)	indebtedness (actual or contingent) under any guarantee, bond security, indemnity or other agreement;

(h)	indebtedness (actual or contingent) under any instrument entered into for the purpose of raising finance;

(i)	indebtedness in respect of a liability to reimburse a purchaser of any receivables sold or discounted in the event that any amount of those receivables is not paid;

(j)	indebtedness arising under a securitisation; or

(k)	other transaction which has the commercial effect of borrowing.

"Intellectual Property Rights" means intellectual property of every designation (including, without limitation, patents, utility patents, copyrights, design rights, trademarks, service marks, business names, inventions and know how) (which may now or in the future subsist) whether capable of registration or not, and the benefit of all applications and rights to use such assets of each Group Company (which may now or in the future subsist).

"Investment" has the meaning given to that term in Recital (A).

"Lead Organisation" means the European Union, the United Nations and international standard setting organisations including the International Monetary Fund, the Financial Stability Board, the Financial Action Task Force, the Organisation for Economic Cooperation and Development and the Global Forum on Transparency and Exchange of Information for Tax Purposes and any successor organisations.

"List of Authorised Signatories and Accounts" means a list, in form and substance satisfactory to the Bank, signed by an authorised signatory of the Borrower setting out: (i) the Authorised Signatories, accompanied by evidence of signing authority of the persons named on the list (by way of board resolutions; or the articles of association and an online up-to-date transcript from the Danish Business Authority in respect of the Borrower; or a power of attorney) and specifying if they have individual or joint signing authority, (ii) the specimen signatures of the Authorised Signatories, and (iii) the bank account(s) to which disbursements may be made under this Contract (specified by IBAN code if the country is included in the IBAN Registry published by SWIFT, or in the appropriate account format in line with the local banking practice), BIC/SWIFT code of the bank and the name of the bank account(s) beneficiary.

"Loan" means the aggregate of the amounts disbursed from time to time by the Bank under this Contract.

"Loan Outstanding" means the aggregate of the amounts disbursed from time to time by the Bank under this Contract that remains outstanding.

"Material Adverse Change" means, any event or change of condition, which, in the reasonable opinion of the Bank, has a material adverse effect on:

(a)	the ability of any Obligor to perform its respective obligations under the Finance Documents;

(b)	the business, operations, assets, property, condition (financial or otherwise) or prospects of any Obligor or the Group as a whole; or

(c)	the legality, validity or enforceability of, or the effectiveness or ranking of, or the value of any Security granted to the Bank, or the rights or remedies of the Bank under the Finance Documents.

"Material Subsidiary" means any Subsidiary from time to time, whose gross revenues, total assets or EBITDA represents not less than 5 % of (i) the consolidated gross revenues of the Group or, (ii) the Total Assets, or, (iii) as the case may be, the consolidated EBITDA of the Group, as calculated based on the then latest consolidated audited accounts of the Group, provided that if a Subsidiary is acquired after the end of the financial period to which the latest consolidated audited accounts relate, those accounts shall be adjusted as if that Subsidiary had been shown in them by reference to its then latest consolidated audited accounts.

"Maturity Date" means, for each Tranche, the last or sole Repayment Date of that Tranche as specified in the relevant Disbursement Offer, being 6 (six) years from the Disbursement Date of the relevant Tranche.

"Non-EIB Financing" includes any loan (save for the Loan and any other direct loans from the Bank to the Borrower (or any other Group Company) or the Guarantor), credit bond or other form of financial indebtedness or any obligation for the payment or repayment of money originally granted to the Borrower (or any other Group Company) or the Guarantor) for a term of more than 3 (three) years.

"Obligor" means the Borrower and any Guarantor.

"Payment Date" means the annual dates specified in the Disbursement Offer until and including the Maturity Date, save that, in case any such date is not a Relevant Business Day, it means the following Relevant Business Day, without adjustment to the interest due under Article 4.1 (Fixed Rate Tranches) except for those cases where a payment is made as a single instalment in accordance with Article 5.1.1 (Single instalment – Tranche A and Tranche B), and to the final interest payment only, when it shall mean the preceding Relevant Business Day, with adjustment to the interest due under Article 4.1 (Fixed Rate Tranches).

"Permitted Guarantees" means each and every guarantee permitted in accordance with Paragraph 18 (Guarantees) of Schedule H (General Undertakings).

"Permitted Hedging" has the meaning given to such term in Paragraph 19 (Hedging) of Schedule H (General Undertakings).

"Permitted Indebtedness" means Indebtedness of the Borrower and/or any Group Company which is permitted in accordance with Paragraph 17 (Indebtedness) of Schedule H (General Undertakings).

"Permitted Security" means Security of the Borrower and/or any Group Company which is permitted in accordance with sub-paragraph (c) of Paragraph 25 (Negative pledge) of Schedule H (General Undertakings).

"PIK Interest Rate" means:

(a)	for Tranche A, 4% (four hundred basis points);

(b)	for Tranche B, 3% (three hundred basis points); and

(c)	for Tranche C, 0% (no basis points).

"Prepayment Amount" means the amount of a Tranche to be prepaid by the Borrower in accordance with Articles 5.2 (Voluntary prepayment), 5.3 (Compulsory prepayment) or 9.1 (Right to demand repayment).

"Prepayment Date" means the date on which the Borrower proposes or is requested by the Bank, as applicable, to effect prepayment of a Prepayment Amount.

"Prepayment Event" means any of the events described in Article 5.3 (Compulsory Prepayment).

"Prepayment Fee" means, in relation to a Prepayment Amount in respect of a Tranche, a fee as follows:

(a)	a fee o f[****] of the Prepayment Amount if the Prepayment Date is after the relevant Disbursement Date but before or on the 1st anniversary of such Disbursement Date;

(b)	a fee of [****] of the Prepayment Amount if the Prepayment Date is after the 1st anniversary of such Disbursement Date but before or on the 2nd anniversary of such Disbursement Date;

(c)	a fee of [****] of the Prepayment Amount if the Prepayment Date is after the 2nd anniversary of such Disbursement Date but before the Maturity Date,

with such fee being payable on the applicable Prepayment Date.

"Prepayment Notice" means a written notice from the Bank to the Borrower in accordance with Article 5.2.3 (Prepayment mechanics).

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

"Prepayment Request" means a written request from the Borrower to the Bank to prepay all or part of the Loan Outstanding, in accordance with Article 5.2.1 (Prepayment option).

"Relevant Business Day" means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007 (TARGET2) is open for the settlement of payments in EUR.

"Relevant Period" means each period of 12 (twelve) months ending on or about the last day of each financial year and each period of 12 (twelve) months ending on or about the last day of each financial quarter.

"Repayment Date" shall mean each Payment Date specified in the Disbursement Offer for the repayment of a Tranche in accordance with Article 5.1 (Normal repayment).

"Repeating Representations" means each of the representations set out in Schedule G (Representations and Warranties) other than those Paragraphs thereof which are identified with the words "(Non-repeating)" at the end of the Paragraphs.

"Security" means any mortgage, pledge, lien, charge, assignment, hypothecation, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Senior Management Change" means that any Senior Management Personnel has ceased to be actively involved in the management of the Borrower without the Bank having given its prior written consent to such a change.

"Senior Management Personnel" means each of Lars Staal, CEO; Thomas Bogenrieder, CMO; and Tom Wylonis, Chairman of the Board.

"Subsidiary" means an entity of which the Borrower has direct or indirect control or owns directly or indirectly more than 50% (fifty per cent) of the voting capital or similar right of ownership and 'control' for this purpose means the power to direct the management and the policies of the entity, whether through the ownership of voting capital, by contract or otherwise.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Technical Description" has the meaning given to it in Recital (A).

"Total Assets" means the total consolidated assets of the Group, as shown in the Borrower’s latest consolidated financial statements, as at the end of any Relevant Period.

"Tranche" means each disbursement made or to be made under this Contract consisting of Tranche A, Tranche B and Tranche C. In the event that no Disbursement Acceptance has been received, Tranche shall mean a Tranche as offered under Article 2.2.2 (Disbursement Offer).

"Tranche A" means the first Tranche in the amount set out in paragraph (a) of Article 2.2.1 (Tranches), in relation to which a pro rata share of the Warrants are granted to the bank in accordance with the Warrant Agreement, a Fixed Rate shall be paid in accordance with Article 4.1 (Fixed Rate Tranches) and a PIK Interest Rate shall be paid in accordance with Article 4.2 (Payment in Kind (PIK) Interest).

"Tranche B" means the second Tranche in the amount set out in paragraph (b) of Article 2.2.1 (Tranches), in relation to which a pro rata share of the Warrants are granted to the bank in accordance with the Warrant Agreement and a Fixed Rate shall be paid in accordance with Article 4.1 (Fixed Rate Tranches) and a PIK Interest Rate shall be paid in accordance with Article 4.2 (Payment in Kind (PIK) Interest).

"Tranche C" means the third Tranche in the amount set out in paragraph (c) of Article 2.2.1 (Tranches), in relation to which a pro rata share of the Warrants are granted to the bank in accordance with the Warrant Agreement and a Fixed Rate shall be paid in accordance with Article 4.1 (Fixed Rate Tranches).

"Voluntary Non-EIB Prepayment" means a voluntary prepayment by any Group Company or the Guarantor (for the avoidance of doubt, prepayment shall include a repurchase, redemption or cancellation where applicable) of a part or the whole of any Non-EIB Financing where:

(a)	such prepayment is not made within a revolving credit facility (save for the cancellation of the revolving credit facility); or

(b)	such prepayment is not made out of the proceeds of a loan or other indebtedness having a term at least equal to the unexpired term of the Non-EIB Financing prepaid.

"Warrant Agreement" means a warrant agreement on terms satisfactory to the Bank to be entered into between the Borrower, certain shareholders of the Borrower and the Bank, pursuant to which warrants over shares in the Borrower corresponding to 6% (six per cent.) of the fully diluted share capital of the Borrower (at the time of signing this Contract) are to be granted free of charge and fully vested to the Bank pro rata with the disbursement of each Tranche in accordance with Clause 1.3 therein, whereby the Bank at any time is entitled to subscribe for shares in the Borrower by cash contribution on terms satisfactory to the Bank to be set out in the warrant terms attached as schedule 1.1 thereto.

"Warrants" has the meaning giving to it in the Warrant Agreement.

Article 2

Credit and Disbursements

2.1	Amount of Credit

By this Contract, the Bank establishes in favour of the Borrower, and the Borrower accepts, a credit in an amount of EUR 20,000,000 (twenty million euro) for the financing of the Investment to be divided into Tranche A, Tranche B and Tranche C (the "Credit").

2.2	Disbursement procedure

2.2.1	Tranches

The Bank shall disburse the Credit in Euros in 3 (three) Tranches, as set out below:

(a)	Tranche A, in an amount of EUR 7,000,000 (seven million euro);

(b)	Tranche B, in an amount of EUR 6,000,000 (six million euro); and

(c)	Tranche C, in an amount of EUR 7,000,000 (seven million euro).

Each Tranche can only be drawn in full.

2.2.2	Disbursement Offer

Upon request by the Borrower and subject to Article 2.5 (Conditions of Disbursement), provided that no event mentioned in sub-paragraph (b) of Article 2.6 (Cancellation) has occurred and is continuing, the Bank shall send to the Borrower a Disbursement Offer for the disbursement of a Tranche. The latest time for receipt by the Borrower of a Disbursement Offer is 10 (ten) days before the Final Availability Date. The Disbursement Offer shall specify:

(a)	the Tranche to be disbursed;

(b)	the amount of the Tranche;

(c)	the Disbursement Date, which shall be a Relevant Business Day, falling at least 10 (ten) days after the date of the Disbursement Offer and on or before the Final Availability Date;

(d)	the interest rate basis of the Tranche, namely:

(i)	the Fixed Rate applicable to such Tranche;

(ii)	the PIK Interest Rate applicable to such Tranche (in respect of Tranche A and Tranche B); and

(iii)	the Payment Dates and interest periods;

(e)	the terms and frequency for repayment of principal (bullet in respect of Tranche A and Tranche B and annual instalments in respect of Tranche C);

(f)	first Repayment Date and the Maturity Date;

(g)	the Disbursement Acceptance Deadline; and

(h)	the relevant number of Warrants to be granted in relation to the Tranche.

2.2.3	Disbursement Acceptance

(a)	The Borrower may accept a Disbursement Offer by delivering a Disbursement Acceptance to the Bank no later than the Disbursement Acceptance Deadline. The Disbursement Acceptance shall be signed by an Authorised Signatory with individual representation rights or 2 (two) or more Authorised Signatories with joint representation right and shall specify the Disbursement Account to which disbursement of the Tranche should be made in accordance with Article 2.3 (Disbursement Account) and as set out in the most recent List of Authorised Signatories and Accounts.

(b)	If a Disbursement Offer is duly accepted by the Borrower in accordance with its terms on or before the Disbursement Acceptance Deadline, and provided the conditions in Article 2.5.3 (All Tranches – Other Conditions) are met, the Bank shall make the Accepted Tranche available to the Borrower in accordance with the relevant Disbursement Offer and subject to the terms and conditions of this Contract.

(c)	The Borrower shall be deemed to have refused any Disbursement Offer which has not been duly accepted in accordance with its terms on or before the Disbursement Acceptance Deadline, in which case the Tranche shall not be made available to the Borrower by the Bank, and the Credit shall not be affected.

2.3	Disbursement Account

(a)	Disbursement shall be made to the Disbursement Account specified in the relevant Disbursement Acceptance, provided that such Disbursement Account is acceptable to the Bank in accordance with Paragraph (d) of Article 6.2 (Time and place of payment).

(b)	Only one Disbursement Account may be specified for each Tranche.

2.4	Currency of disbursement

The Bank shall disburse each Tranche in EUR.

2.5	Conditions of Disbursement

2.5.1	Initial Documentary Conditions Precedent

Subject to Article 2.5.2 (All Tranches – Documentary Conditions Precedent) below, no Disbursement Offer will be provided by the Bank under this Contract unless the Bank has confirmed that it has received all of the documents and other evidence listed in Part A of Schedule F (Initial Documentary Conditions Precedent) in form and substance satisfactory to it.

2.5.2	All Tranches – Documentary Conditions Precedent

Subject to Article 2.5.1 (Initial Documentary Conditions Precedent) above, no Disbursement Offer, including the first Disbursement Offer, will be provided by the Bank under this Contract unless the Bank has confirmed that it has received, in form and substance satisfactory to it:

(a)	a certificate from the Borrower in the form of Schedule D (Form of Drawdown Certificate), signed by an authorised signatory of the Borrower and dated no earlier than the date falling 14 (fourteen) days before the Disbursement Date;

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)	[****]

(c)	A certificate of the Borrower signed by two of its directors (one of whom shall be the chief financial officer) which confirms that the Borrower has sufficient resources to pay its debts as they fall due for a period of at least [****] months from the Disbursement Date not taking into account the disbursement of the proposed Tranche, together with an up-to-date transcript from the Danish Business Authority in respect of the Borrower showing the status of the Borrower registered as "normal" with no adverse registrations against it.

2.5.3	All Tranches – Other Conditions

The Bank will only be obliged to make any Accepted Tranche available to the Borrower if on the Disbursement Date for the proposed Tranche:

(a)	the Repeating Representations are correct in all respects;

(b)	no Default is continuing; and

(c)	no event or circumstance has occurred and is continuing which constitutes or would with the expiry of a grace period and/or the giving of notice under this Contract constitute a Prepayment Event other than pursuant to Article 5.3.1 (Cost Reduction), or would, in each case, result from the disbursement of the proposed Tranche.

2.5.4	Tranche A – Additional Conditions Precedent

Without prejudice to the generality of Articles 2.5.1 (Initial Documentary Conditions Precedent) to 2.5.3 (All Tranches – Other Conditions), no Disbursement Offer will be provided by the Bank under this Contract in respect of Tranche A unless the Bank has confirmed that it has received in form and substance satisfactory to it:

(a)	evidence that the Borrower has received, by way of equity capital increase, gross proceeds in the aggregate amount of at least EUR 5,000,000 (or its equivalent), paid-in in full and duly registered with the Danish Business Authority.

2.5.5	Tranche B – Additional Conditions Precedent

Without prejudice to the generality of Articles 2.5.1 (Initial Documentary Conditions Precedent) to 2.5.3 (All Tranches – Other Conditions), no Disbursement Offer will be provided by the Bank under this Contract in respect of Tranche B unless the Bank has confirmed that it has received in form and substance satisfactory to it or is satisfied with (as applicable):

(a)	Tranche A has been disbursed;

(b)	evidence that the Borrower has received, by way of equity capital increase, grants or non-dilutive financing, gross proceeds in the aggregate amount of at least EUR 10,000,000 (or its equivalent), subject to the condition that grants and non-dilutive financing will not exceed EUR 8,000,000 (or its equivalent);

(c)	evidence that EVX01 has started Phase II or EVX02 has started Phase I/II; and

(d)	evidence that an infectious disease program (EVXB1or EVXB2) has started Phase I.

2.5.6	Tranche C – Additional Conditions Precedent

Without prejudice to the generality of Articles 2.5.1 (Initial Documentary Conditions Precedent) to 2.5.3 (All Tranches – Other Conditions), no Disbursement Offer will be provided by the Bank under this Contract in respect of Tranche C unless the Bank has confirmed that it has received in form and substance satisfactory to it or is satisfied with (as applicable):

(a)	each of Tranche A and Tranche B has been disbursed;

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)	evidence that the Borrower has received, by way of equity capital increase, grants, non-dilutive financing or licensing agreement, gross proceeds in the aggregate amount of at least EUR 25,000,000 (or its equivalent), subject to the condition that grants and non-dilutive financing under sub-paragraph (b) of Article 2.5.5 (Tranche B – Additional Conditions Precedent) above and this sub-paragraph (b) will not exceed in aggregate EUR 8,000,000 (or its equivalent);

(c)	evidence that at least two of EVXB1, EVXB2 or other infectious disease related program have started Phase I; and

(d)	evidence that the Borrower has spent EUR 20,000,000 on infectious disease programs.

2.6	Cancellation

(a)	The Borrower may send a written notice to the Bank requesting the cancellation of the undisbursed portion of the Credit. The written notice:

(i)	must specify whether the Borrower would like to cancel the undisbursed portion of the Credit in whole or in part and, if in part, the amount of the Credit the Borrower would like to cancel; and

(ii)	must not relate to an Accepted Tranche which has a Disbursement Date falling within 5 (five) Business Days of the date of the written notice.

Upon receipt of such written notice, the Bank shall cancel the requested undisbursed portion of the Credit with immediate effect.

(b)	At any time upon the occurrence of the following events, the Bank may notify the Borrower in writing that the undisbursed portion of the Credit shall be cancelled in whole or in part:

(i)	a Prepayment Event, which for the avoidance of doubt and only in case of event pursuant to Article 5.3.1 (Cost reduction), by an amount equal to the amount by which it is entitled to cancel the Credit;

(ii)	an Event of Default; or

(iii)	an event or circumstance which would with the passage of time or giving of notice under this Contract constitute a Prepayment Event other than pursuant to Article 5.3.1 (Cost reduction) or an Event of Default.

On the date of such written notification the relevant undisbursed portion of the Credit shall be cancelled with immediate effect.

2.7	Fee for cancellation of an Accepted Tranche

(a)	If pursuant to sub-paragraph (a) of Article 2.6 (Cancellation) the Borrower cancels an Accepted Tranche, the Borrower shall pay to the Bank the Cancellation Fee.

(b)	If pursuant to sub-paragraph (b) of Article 2.6 (Cancellation) the Bank cancels all or part of an Accepted Tranche, the Borrower shall pay to the Bank the Cancellation Fee.

(c)	If an Accepted Tranche is not disbursed on the Disbursement Date because the conditions precedent set out in Article 2.5.3 (All Tranches – Other Conditions) are not satisfied on such date, such Tranche shall be cancelled and the Borrower shall pay to the Bank the relevant Cancellation Fee.

2.8	Cancellation after expiry of the Credit

On the day following the Final Availability Date, and unless otherwise specifically agreed to in writing by the Bank, any part of the Credit in respect of which no Disbursement Acceptance has been received in accordance with Article 2.2.3 (Disbursement Acceptance) shall be automatically cancelled, without any notice being served by the Bank to the Borrower.

2.9	Drop Dead Fee

If no Disbursement is made within 12 (twelve) months of the date of this Contract, a drop dead fee of 1% (100 basis points) of the Credit (the "Drop Dead Fee") shall be payable by the Borrower to the Bank within 15 (fifteen) days of the Borrower's receipt of the Bank's demand or within any longer period specified in the Bank's demand.

2.10	Sums due under Article 2

Sums due under Article 2.6 (Cancellation) shall be payable in EUR. Sums due under Article 2.6 (Cancellation) shall be payable within [****] days of the Borrower's receipt of the Bank's demand or within any longer period specified in the Bank's demand.

Article 3

The Loan

3.1	Amount of Loan

The Loan shall comprise the aggregate amount of Tranches disbursed by the Bank under the Credit.

3.2	Currency of repayment, interest and other charges

(a)	Interest, repayments and other charges payable in respect of each Tranche shall be made by the Borrower in EUR.

(b)	Any other payment shall be made in the currency specified by the Bank having regard to the currency of the expenditure to be reimbursed by means of that payment.

3.3	Confirmation by the Bank

The Bank shall deliver to the Borrower the amortisation table referred to in Article 5.1.2, if any, showing in accordance with the provisions of this Contract the Disbursement Date, the currency, the amount disbursed, the repayment terms and the interest rate for the Tranche C, not later than 10 (ten) calendar days after the Disbursement Date for such Tranche.

Article 4

Interest

4.1	Fixed Rate Tranches

The Borrower shall pay interest on the outstanding balance of each Tranche A, Tranche B and Tranche C at the respective Fixed Rate annually in arrears on the relevant Payment Dates specified in the Disbursement Offer, and calculated on the basis of Article 6.1 (Day count convention). If the period from the Disbursement Date to the first Payment Date is 15 (fifteen) days or less then the payment of interest accrued during such period shall be postponed to the following Payment Date.

4.2	Payment in Kind (PIK) Interest

In addition to interest payable pursuant to Article 4.1 (Fixed Rate Tranches) above, interest shall accrue on the outstanding balance of each of Tranche A and Tranche B at the respective PIK Interest Rate, and be calculated on the basis of Article 6.1 (Day count convention). Such interest shall be capitalised annually and added to the outstanding principal amount of the Loan. Any such accrued interest shall, after being so capitalised, be treated as part of the

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

principal amount of that Loan, shall bear all interest in accordance with this Article 4 (Interest) and shall be payable on the Maturity Date of such Tranche or, where a Tranche is prepaid, on the Prepayment Date.

4.3	[****]

4.4	Interest on overdue sums

Without prejudice to Article 9 (Events of default) and by way of exception to Article 4.1 (Fixed Rate Tranches), if the Borrower fails to pay any amount payable by it under the Finance Documents on its due date, interest shall accrue on any such overdue amount from the due date to the date of actual payment at an annual rate equal to:

(a)	for overdue sums related to a Tranche, the higher of (a) the applicable Fixed Rate and PIK Interest Rate plus 2% (200 basis points) or (b) EURIBOR plus 2% (200 basis points);

(b)	for overdue sums other than under sub-paragraph (a) of this Article 4.4 (Interest on overdue sums) above, EURIBOR plus 2% (200 basis points),

and shall be payable in accordance with the demand of the Bank. For the purpose of determining EURIBOR in relation to this Article 4.4 (Interest on overdue sums), the relevant periods within the meaning of Schedule B (Definition of EURIBOR) shall be successive periods of one month commencing on the due date.

If the overdue sum is in a currency other than the currency of the Loan, the relevant interbank rate that is generally retained by the Bank for transactions in that currency plus 2% (200 basis points) shall apply, calculated in accordance with the market practice for such rate.

Article 5

Repayment

5.1	Normal repayment

5.1.1	Single instalment – Tranche A and Tranche B

The Borrower shall repay each of Tranche A and Tranche B, together with all other amounts outstanding under this Contract in relation to that Tranche, in a single instalment on the Maturity Date of that Tranche.

5.1.2	Repayment by instalments – Tranche C

(a)	The Borrower shall repay Tranche C by annual equal instalments of principal together with all other amounts outstanding under this Contract in relation to Tranche C on the Repayment Dates specified in the relevant Disbursement Offer in accordance with the terms of the amortisation table delivered pursuant to Article 3.3 (Confirmation by the Bank).

(b)	The amortisation table shall be drawn up on the basis that:

(i)	repayment shall be made annually by equal instalments of principal;

(ii)	the first Repayment Date of the Tranche C shall fall not earlier than 30 (thirty) days from the Disbursement Date and not later than 2 (two) years from the Disbursement Date of the Tranche C; and

(iii)	the last Repayment Date of the Tranche C shall fall not earlier than 4 (four) years and not later than 6 (six) years from the Disbursement Date.

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5.2	Voluntary prepayment

5.2.1	Prepayment option

(a)	Subject to Articles 5.2.2 (Prepayment Fee) and 5.4 (General), the Borrower may prepay all or part of any Tranche, together with accrued interest (including any interest under Article 4.2 (Payment in Kind (PIK) Interest)), any Prepayment Fee and indemnities if any, upon giving a Prepayment Request with at least [****] prior notice specifying:

(i)	the Prepayment Amount;

(ii)	the Prepayment Date;

(iii)	if applicable, the choice of application method of the Prepayment Amount in line with sub-paragraph (a)(i) of Article 6.5.3 (Allocation of sums related to Tranches); and

(iv)	the Contract Number.

(b)	The Prepayment Request shall be irrevocable.

5.2.2	Prepayment Fee

If the Borrower prepays a Tranche, the Borrower shall pay the relevant Prepayment Fee on the Prepayment Date.

5.2.3	Prepayment mechanics

Upon presentation by the Borrower to the Bank of a Prepayment Request, the Bank shall issue a Prepayment Notice to the Borrower, not later than [****] days prior to the Prepayment Date. The Prepayment Notice shall specify the Prepayment Amount, the accrued interest due thereon, the Prepayment Fee and the method of application of the Prepayment Amount. If the Prepayment Notice specifies Prepayment Fee, it shall also specify the deadline by which the Borrower may accept the Prepayment Notice, and the Borrower must accept the Prepayment Notice no later than such deadline as a condition to prepayment.

The Borrower shall make a prepayment in accordance with the Prepayment Notice and shall accompany the prepayment by the payment of accrued interest (including any interest under Article 4.2 (Payment in Kind (PIK) Interest)) and Prepayment Fee or indemnity, if any, due on the Prepayment Amount, as specified in the Prepayment Notice, and shall identify the Contract Number in the prepayment transfer.

5.3	Compulsory prepayment

5.3.1	Cost Reduction

If the total cost of the Investment at completion by the final date specified in the Technical Description falls below the figure stated in Recital (A) so that the amount of the Credit exceeds 50% (fifty per cent.) of such total cost, the Bank may forthwith, by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan Outstanding up to the amount by which the Credit exceeds 50% (fifty per cent.) of the total cost of the Investment.

5.3.2	Change Events

The Borrower shall promptly inform the Bank if:

(a)	a Change-of-Control Event has occurred or is likely to occur in respect of itself or a Guarantor;

(b)	there is or is likely to be an enactment, promulgation, execution or ratification of or any change in or amendment to any law, rule or regulation (or in the application or official interpretation of any law, rule or regulation) that occurs or is likely to occur after the date of this Contract and which, in the opinion of the Borrower, would impair an Obligor's ability to perform its obligations under the Finance Documents; or

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(c)	a Senior Management Change has occurred or is likely to occur.

In such case, or if the Bank has reasonable cause to believe that a Change-of-Control Event, a Change-of-Law Event or a Senior Management Change has occurred or is likely to occur, the Borrower shall, on request of the Bank, consult with the Bank as to the impact of such event. If 30 (thirty) days have passed since the date of such request and the Bank is of the reasonable opinion that the effects of such event cannot be mitigated to its satisfaction, or in any event if a Change-of-Control Event, Change-of-Law Event or Senior Management Change has actually occurred, the Bank may by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan Outstanding, together with accrued interest and all other amounts accrued or outstanding under this Contract.

5.3.3	Illegality

If it becomes unlawful in any applicable jurisdiction for the Bank to perform any of its obligations as contemplated in this Contract or to fund or maintain the Loan, the Bank shall promptly notify the Borrower and may immediately cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan Outstanding, together with accrued interest and all other amounts accrued or outstanding under this Contract.

5.3.4	Disposals

If the Borrower disposes of assets forming part of the Investment or shares in subsidiaries holding assets forming part of the Investment, without the approval of the Bank, the Borrower shall apply all proceeds of such disposal to prepay the Loan Outstanding (in part or in whole), together with accrued interest, promptly following receipt of such proceeds in accordance with sub-paragraph (b) of Paragraph 9 (Disposal of assets) of Schedule H (General Undertakings).

5.3.5	Pari Passu to Non-EIB Financing

If:

(a)	a Voluntary Non-EIB Prepayment has occurred; or

(b)	(i) a Voluntary Non-EIB Prepayment is likely to occur and (ii) the Bank has requested a consultation in respect of such Voluntary Non-EIB Prepayment and at least 30 (thirty) days have passed since the date of such request, the Bank may, by notice to the Borrower, cancel the undisbursed portion of the Credit and demand prepayment of the Loan Outstanding, together with accrued interest and all other amounts accrued or outstanding under this Contract, provided that proportion of the Loan that the Bank may require to be prepaid shall be the same as the proportion that the prepaid amount of the Non-EIB Financing bears to the aggregate amount of all Non-EIB Financing.

5.3.6	Prepayment Fee

In the case of a Prepayment Event in relation to a Tranche, the Borrower shall pay the relevant Prepayment Fee.

5.3.7	Prepayment mechanics

Any sum demanded by the Bank pursuant to Articles 5.3.1 (Cost Reduction) to 5.3.3 (Illegality) shall be paid on the date indicated by the Bank in its notice of demand, such date being a date falling not less than 30 (thirty) days from the date of the demand (or, if earlier, the last day of any applicable grace period permitted by law in respect of the event in Article 5.3.3 (Illegality)).

5.4	General

(a)	A repaid or prepaid amount may not be reborrowed.

(b)	If the Borrower prepays a Tranche on a date other than a relevant Payment Date, or if the Bank exceptionally accepts, solely upon the Bank’s discretion, a Prepayment Request with prior notice of less than 30 (thirty) calendar days, the Borrower shall pay to the Bank an administrative fee in such an amount as the Bank shall notify to the Borrower.

Article 6

Payments

6.1	Day count convention

Any amount due under this Contract and calculated in respect of a fraction of a year shall be determined based on a year of 360 (three hundred and sixty) days and a month of 30 (thirty) days.

6.2	Time and place of payment

(a)	If neither this Contract nor the Bank's demand specifies a due date, all sums other than sums of interest, indemnity and principal are payable within 15 (fifteen) days of the Borrower's receipt of the Bank's demand.

(b)	Each sum payable by the Borrower under this Contract shall be paid to the following account:

Bank: [****]
City:
Account number:
SWIFT Code/BIC:
Remark:

or such other account notified by the Bank to the Borrower from time to time.

(c)	The Borrower shall provide the Contract Number as a reference for each payment made under this Contract.

(d)	Any disbursements by and payments to the Bank under this Contract shall be made using account(s) acceptable to the Bank. Any account in the name of the Borrower held with a duly authorised financial institution in the jurisdiction where the Borrower is incorporated or where the Investment is undertaken is deemed acceptable to the Bank.

6.3	No set-off by the Borrower

All payments to be made by the Borrower under this Contract shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

6.4	Disruption to Payment Systems

If either the Bank determines (in its discretion) that a Disruption Event has occurred or the Bank is notified by the Borrower that a Disruption Event has occurred:

(a)	the Bank may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Finance Documents as the Bank may deem necessary in the circumstances;

(b)	the Bank shall not be obliged to consult with the Borrower in relation to any changes mentioned in sub-paragraph (a) of this Article 6.4 (Disruption to Payment Systems)

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above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes; and

(c)	the Bank shall not be liable for any damages, costs or losses whatsoever arising as a result of a Disruption Event or for taking or not taking any action pursuant to or in connection with this Article 6.4 (Disruption to Payment Systems).

6.5	Application of sums received

6.5.1	General

Sums received by the Bank from the Borrower shall only discharge its payment obligations under the Finance Documents if and when received in accordance with the terms of the Finance Documents.

6.5.2	Partial payments

If the Bank receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Bank shall apply that payment in or towards payment of:

(a)	first, any unpaid fees, costs, indemnities and expenses due under the Finance Documents;

(b)	secondly, any accrued interest due but unpaid under this Contract;

(c)	thirdly, any principal due but unpaid under this Contract; and

(d)	fourthly, any other sum due but unpaid under the Finance Documents.

6.5.3	Allocation of sums related to Tranches

(a)	In case of:

(i)	a partial voluntary prepayment of a Tranche that is subject to a repayment in several instalments, the Prepayment Amount shall be applied pro rata to each outstanding instalment, or, at the request of the Borrower, in inverse order of maturity; and

(ii)	a partial compulsory prepayment of a Tranche that is subject to a repayment in several instalments, the amount prepaid shall be applied in reduction of the outstanding instalments in inverse order of maturity.

(b)	Sums received by the Bank following a demand under Article 9.1 (Right to demand repayment) and applied to a Tranche, shall reduce the outstanding instalments in inverse order of maturity. The Bank may apply sums received between Tranches at its discretion.

(c)	In case of receipt of sums which cannot be identified as applicable to a specific Tranche, and on which there is no agreement between the Bank and the Borrower on their application, the Bank may apply these between Tranches at its discretion.

Article 7

Borrower undertakings and representations

(a)	The Borrower makes the representations and warranties set out in Schedule G (Representations and Warranties) to the Bank on the date of this Contract in respect of itself and, where applicable, the other Obligors.

(b)	The Repeating Representations are deemed to be made by the Borrower (in respect of itself and, where applicable, the other Obligors) on the date of each Disbursement Acceptance, each Disbursement Date and each Payment Date by reference to the facts and circumstances then existing.

(c)	The undertakings in Schedule H (General Undertakings) and Schedule I (Information and Visits) remain in force from the date of this Contract for so long as any amount is outstanding under the Finance Documents or the Credit is available.

Article 8

Charges and expenses

8.1	Taxes, duties and fees

(a)	The Borrower shall pay all Taxes, duties, fees (including legal fees) and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the execution or implementation of each Finance Document or any related document and in the creation, perfection, registration or enforcement of any security for the Loan to the extent applicable.

(b)	The Borrower shall pay all principal, interest, indemnities and other amounts due under the Finance Documents gross without any withholding or deduction of any national or local impositions whatsoever, provided that if the Borrower is required by law or an agreement with a governmental authority or otherwise to make any such withholding or deduction, it will gross up the payment to the Bank so that after withholding or deduction, the net amount received by the Bank is equivalent to the sum due.

8.2	Other charges

The Borrower shall bear all charges and expenses, including professional, banking or exchange charges incurred by the Bank in connection with the preparation, execution, implementation, enforcement, preservation of any rights under and termination of the Finance Documents (including, but not limited to, any Guarantee Agreement entered into pursuant to Paragraph 18 (Guarantees) of Schedule H (General Undertakings)) or any related document, any amendment, supplement, consent or waiver in respect of the Finance Documents or any related document, and in the amendment, creation, management, enforcement and realisation of any security for the Loan.

8.3	Increased costs, indemnity and set-off

(a)	The Borrower shall pay to the Bank any costs or expenses incurred or suffered by the Bank as a consequence of the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or compliance with any law or regulation which occurs after the date of this Contract, in accordance with or as a result of which (i) the Bank is obliged to incur additional costs in order to fund or perform its obligations under this Contract, or (ii) any amount owed to the Bank under this Contract or the financial income resulting from the granting of the Credit or the Loan by the Bank to the Borrower is reduced or eliminated, except to the extent any such costs or expense are attributable to the wilful breach by the Bank of any law or regulation.

(b)	Without prejudice to any other rights of the Bank under this Contract or under any applicable law, the Borrower shall indemnify and hold the Bank harmless from and against any loss incurred as a result of any full or partial discharge that takes place in a manner other than as expressly set out in this Contract.

(c)	The Bank may set off any matured obligation due from the Borrower under each Finance Document (to the extent beneficially owned by the Bank) against any obligation (whether or not matured) owed by the Bank to the Borrower regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Bank may set off in an amount estimated by it in good faith to be the amount of that obligation.

Article 9

Events of default

9.1	Right to demand repayment

The Bank may demand (in writing) without prior notice or any judicial or extra judicial step immediate repayment by the Borrower of all or part of the Loan Outstanding (as requested by the Bank), together with accrued interest, any Prepayment Fee and all other accrued or outstanding amounts under this Contract, if:

(a)	any amount payable pursuant to any Finance Document is not paid on the due date at the place and in the currency in which it is expressed to be payable, unless (i) its failure to pay is caused by an administrative or technical error or a Disruption Event and (ii) payment is made within [****] Business Days of its due date;

(b)	any information or document given to the Bank by or on behalf of any Obligor or any representation, warranty or statement made or deemed to be made by the Borrower in any Finance Document, pursuant to any Finance Document or for the purposes of entering into any Finance Document is or proves to have been incorrect, incomplete or misleading in any material respect;

(c)	following any default of any Obligor in relation to any loan, or any obligation arising out of any financial transaction, other than the Loan,

(i)	such Obligor is required or is capable of being required or will, following expiry of any applicable contractual grace period, be required or be capable of being required to prepay, discharge, close out or terminate ahead of maturity such other loan or obligation; or

(ii)	any financial commitment for such other loan or obligation is cancelled or suspended; and

(iii)	such other loans or obligations or commitments falling under sub-paragraphs (i) and/or (ii) above are in an aggregate principal amount in excess of EUR 100,000 euro or its equivalent in any other currency or currencies;

(d)	any Obligor is unable to pay its debts as they fall due, or suspends its debts, or makes or seeks to make a composition with its creditors including a moratorium, or commences negotiations with one or more of its creditors with a view to rescheduling any of its financial indebtedness;

(e)	any corporate action, legal proceedings or other procedure or step is taken in relation to the suspension of payments, a moratorium of any indebtedness, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) or an order is made or an effective resolution is passed for the winding up of any Obligor, or if any Obligor takes steps towards a substantial reduction in its capital, is declared insolvent or ceases or resolves to cease to carry on the whole or any substantial part of its business or activities or any situation similar to any of the above occurs under any applicable law;

(f)	an encumbrancer takes possession of, or a receiver, liquidator, administrator, administrative receiver or similar officer is appointed, whether by a court of competent jurisdiction or by any competent administrative authority or by any person, of or over, any part of the business or assets of any Obligor or any property forming part of the Investment;

(g)	any Obligor defaults in the performance of any obligation in respect of any other loan granted by the Bank or financial instrument entered into with the Bank;

(h)	any Obligor defaults in the performance of any obligation in respect of any other loan made to it from the resources of the Bank or the European Union;

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(i)	any distress, execution, sequestration or other process is levied or enforced upon the assets or property of any Obligor or any property forming part of the Investment and is not discharged or stayed within [****] days;

(j)	a Material Adverse Change occurs, as compared with the position at the date of this Contract;

(k)	it is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents, any obligation or obligations of any Obligor under any Finance Document are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively adversely affects the interest of the Bank under the Finance Documents, or any Finance Document is not or cease to be effective in accordance with its terms or is alleged by any Obligor to be ineffective in accordance with its terms;

(l)	the auditor of the Borrower qualifies the audited annual financial statements of the Borrower on grounds of the Group being unable to continue its business as going concern or in a manner which would result in a Material Adverse Change or would reasonably be expected to result in a Material Adverse Change;

(m)	any material change occur to any aspect of the Investment which, in the reasonable opinion of the Bank, adversely affects the interest of the Bank under the Finance Documents, or the Borrower fails to comply with any of its obligation in respect of the Investment set out in this Contract; or

(n)	any Obligor fails to comply with any other provision under the Finance Documents (including, without limitation, each of the undertakings in Schedule H (General Undertakings) and Schedule I (Information and Visits)), unless the non-compliance or circumstance giving rise to the non-compliance is capable of remedy and is remedied within 20 (twenty) Business Days from the earlier of the Borrower becoming aware of the non-compliance and a notice served by the Bank on the Borrower.

9.2	Other rights at law

Article 9.1 (Right to demand repayment) shall not restrict any other right of the Bank at law to require prepayment of the Loan Outstanding.

9.3	Prepayment Fee

In case of demand under Article 9.1 (Right to demand repayment), the Borrower shall pay the Bank the amount demanded together with the relevant Prepayment Fee.

9.4	Non-Waiver

No failure or delay or single or partial exercise by the Bank in exercising any of its rights or remedies under this Contract shall be construed as a waiver of such right or remedy. The rights and remedies provided in this Contract are cumulative and not exclusive of any rights or remedies provided by law.

Article 10

Law and jurisdiction, miscellaneous

10.1	Governing Law

This Contract and any non-contractual obligations arising out of or in connection with it shall be governed by Danish law, without regard to its choice of law provisions.

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Jurisdiction

(a)	The Courts of Denmark have exclusive jurisdiction to settle any dispute (a "Dispute") arising out of or in connection with this Contract (including a dispute regarding the existence, validity or termination of this Contract or the consequences of its nullity) or any non-contractual obligation arising out of or in connection with this Contract.

(b)	The parties agree that the Courts of Denmark are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

(c)	This Article 10.2 (Jurisdiction) is for the benefit of the Bank only. As a result and notwithstanding sub-paragraph (a) above, it does not prevent the Bank from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Bank may take concurrent proceedings in any number of jurisdictions.

10.2	Place of performance

Unless otherwise specifically agreed by the Bank in writing, the place of performance under this Contract shall be the seat of the Bank.

10.3	Evidence of sums due

In any legal action arising out of this Contract the certificate of the Bank as to any amount or rate due to the Bank under this Contract shall, in the absence of manifest error, be prima facie evidence of such amount or rate.

10.4	Entire Agreement

This Contract constitutes the entire agreement between the Bank and the Borrower in relation to the provision of the Credit hereunder, and supersedes any previous agreement, whether express or implied, on the same matter.

10.5	Invalidity

If at any time any term of this Contract is or becomes illegal, invalid or unenforceable in any respect, or this Contract is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Contract or the effectiveness in any other respect of this Contract in that jurisdiction; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Contract or the effectiveness of this Contract under the laws of such other jurisdictions.

10.6	Amendments

Any amendment to this Contract shall be made in writing and shall be signed by the parties hereto.

10.7	Counterparts

This Contract may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

10.8	Assignment and transfer by the Bank

(a)	Subject to sub-paragraph (b) of this Article 10.9 (Assignment and transfer by the Bank), the consent of the Borrower is required for an assignment or transfer (by way of novation, sub-participation or otherwise) by the Bank of all or part of its rights, benefits or obligations under the Finance Documents, unless the assignment or transfer:

(i)	is to a Bank Affiliate; or
(ii)	is made at a time when an Event of Default has occurred and is continuing; or
(iii)	is made in respect of a sub-participation or securitisation (or similar transaction of broadly equivalent economic effect) where the Bank remains the lender of record of the Loan.

(b)	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent (5) five Business Days after the Bank has requested it unless consent is expressly refused by the Borrower within that time.

(c)	The Borrower undertakes that it shall, and the Borrower shall ensure that each Group Company will, execute such documents, and carry out any other measures, reasonably required to effect an assignment or transfer.

(d)	The Bank shall have the right to disclose all information relating to or concerning the Borrower, the Group, the Finance Documents and the Loan in connection with or in contemplation of any such assignment or transfer.

For the purpose of this Article 10.9 (Assignment and transfer by the Bank):

“Affiliate” means any entity directly or indirectly Controlling, Controlled by or under common Control with the Bank.

“Bank Affiliate” means an Affiliate of the Bank.

Article 11

Final Articles

11.1	Notices

11.1.1	Form of notice

(a)	Any notice or other communication given under this Contract must be in writing and, unless otherwise stated, may be made by letter and electronic mail.

(b)	Notices and other communications for which fixed periods are laid down in this Contract or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or by electronic mail. Such notices and communications shall be deemed to have been received by the other party:

(i)	on the date of delivery in relation to a hand-delivered or registered letter;

(ii)	in the case of any electronic mail, when received in legible form;

and, if sent by the Borrower to Bank, only if it is addressed in such a manner as the Bank shall specify for this purpose.

(c)	Any notice provided by the Borrower to the Bank by electronic mail shall:

(i)	mention the Contract Number in the subject line; and

(ii)	be in the form of a non-editable electronic image (pdf, tif or other common non-editable file format agreed between the parties) of the notice signed by one or more authorised signatories of the Borrower as appropriate, attached to the electronic mail.

(d)	Notices issued by the Borrower pursuant to any provision of this Contract shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Borrower and the authenticated specimen signature of such person or persons, unless covered by the then current List of Authorised Signatories and Accounts.

(e)	Without affecting the validity of electronic mail or communication made in accordance with this Article 11.1 (Notices), the following notices, communications and documents shall also be sent by registered letter to the relevant party at the latest on the immediately following Business Day:

(i)	Disbursement Acceptance;

(ii)	any notices and communication in respect of the cancellation of a disbursement of any Tranche, Prepayment Request, Prepayment Notice, Event of Default, any demand for prepayment, and

(iii)	any other notice, communication or document required by the Bank.

(f)	The parties agree that any above communication (including via electronic mail) is an accepted form of communication, shall constitute admissible evidence in court and shall have the same evidential value as an agreement under hand.

11.1.2	Addresses

The address and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication to be made or document to be delivered under or in connection with this Contract is:

For the Bank	Attention[****] 100 boulevard Konrad Adenauer L-2950 Luxembourg Email address: [****]
For the Borrower	Attention: Chief Business Officer Evaxion Bredgade 34E 3. sal 1260 Copenhagen K Denmark Email address [****]
11.1.3	Demand after notice to remedy

The Bank and the Borrower shall promptly notify the other party in writing of any change in their respective communication details.

11.2	English language

(a)	Any notice or communication given under or in connection with this Contract must be in English.

(b)	All other documents provided under or in connection with this Contract must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Bank, accompanied by a certified English translation and, in this case, the English translation will prevail.

IN WITNESS WHEREOF the parties hereto have caused this Contract to be executed in 2 (two) originals in the English language.

At Luxembourg/Copenhagen, this 6 August 2020

Signed for and on behalf of EUROPEAN INVESTMENT BANK	Signed for and on behalf of EVAXION BIOTECH A/S

Name:	Name:
Capacity:	Capacity:

Name:	Name:
Capacity:	Capacity:

Schedule A

Investment Specification and Reporting

A.1 Technical Description

[****].

A.2 Information Duties

1.	Dispatch of information: designation of the person responsible

The information below has to be sent to the Bank under the responsibility of:

Financial and Technical Contact
Company	Evaxion Biotech A/S
Contact person	Niels Iversen Moeller
Function / Department	Chief Business Officer
Address	Bredgade 34E, 1260 Copenhagen K Denmark
Phone	+45 27116227
Email	nim@evaxion-biotech.com

The above-mentioned contact person(s) is (are) the responsible contact(s) for the time being. The Borrower shall inform the Bank immediately in case of any change.

2.	Information on the project’s implementation

The Borrower shall deliver to the Bank the following information on project progress during implementation at the latest within 30 (thirty) days after the end of each financial half-year (as indicated below).

[****]

3.	Information on the end of works and first year of operation

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

The Borrower shall deliver to the Bank the following information on project completion and initial operation at the latest by the deadline indicated below.

[****]

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Schedule B

Definitions of EURIBOR

"EURIBOR" means:

[****]

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Schedule C

Form of Disbursement Offer/Acceptance

To:       Evaxion Biotech A/S

From:   European Investment Bank

Date:    [*** insert date ***]

Subject:	Disbursement Offer/Acceptance for the Finance Contract between European Investment Bank and Evaxion Biotech A/S dated [*** insert date of signature ***] 2020 (the "Finance Contract")

Contract Number [****]

Serapis Number [****]

Dear Sirs,

We refer to the Finance Contract. Terms defined in the Finance Contract have the same meaning when used in this letter.

Following your request for a Disbursement Offer from the Bank, in accordance with Article 2.2.2 (Disbursement Offer) of the Finance Contract, we hereby offer to make available to you the following Tranche:

(a)	Tranche [A/B/C]

(b)	Amount to be disbursed:

(c)	Disbursement Date:

(d)	The Fixed Rate applicable to such Tranche:

(e)	PIK Interest Rate (in respect of Tranche A and Tranche B):

(f)	Payment Dates and interest periods:

(g)	Terms and frequency for repayment of principal (bullet in respect of Tranche A and Tranche B and annual amortising in respect of Tranche C):

(h)	First Repayment Date and Maturity Date:

(i)	Number of Warrants to be granted in relation to the Tranche:

To make the Tranche available subject to the terms and conditions of the Finance Contract, the Bank must receive a Disbursement Acceptance in the form of a copy of this Disbursement Offer duly signed on your behalf, to the following electronic mail [●] no later than the Disbursement Acceptance Deadline of [time], Luxembourg time, on [date].

The Disbursement Acceptance below must be signed by an Authorised Signatory and must be fully completed as indicated, to include the details of the Disbursement Account.

If not duly accepted by the above stated time, the offer contained in this document shall be deemed to have been refused and shall automatically lapse.

If you do accept the Tranche as described in this Disbursement Offer, all the related terms and conditions of the Finance Contract shall apply, in particular, the provisions of Article 2.5 (Conditions of Disbursement).

Yours faithfully,

EUROPEAN INVESTMENT BANK

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

We hereby accept the above Disbursement Offer for and on behalf of the Borrower:

__________________________________________

Date:

Account to be credited:
Account N°:
Account Holder/Beneficiary:
(please, provide IBAN format if the country is included in IBAN Registry published by SWIFT, otherwise an appropriate format in line with the local banking practice should be provided)
Bank name, identification code (BIC) and address:
Payment details to be provided:
Please transmit information relevant to:
Name(s) of the Borrower's Authorised Signatory(ies):

Signature(s) of the Borrower’s Authorised Signatory(ies):

IMPORTANT NOTICE TO THE BORROWER:

BY COUNTERSIGNING ABOVE YOU CONFIRM THAT THE LIST OF AUTHORISED SIGNATORIES AND ACCOUNTS PROVIDED TO THE BANK WAS DULY UPDATED PRIOR TO THE PRESENTATION OF THE ABOVE DISBURSEMENT OFFER BY THE BANK.

IN THE EVENT THAT ANY SIGNATORIES OR ACCOUNTS APPEARING IN THIS DISBURSEMENT ACCEPTANCE ARE NOT INCLUDED IN THE LATEST LIST OF AUTHORISED SIGNATORIES AND ACCOUNTS RECEIVED BY THE BANK, THE ABOVE DISBURSEMENT OFFER SHALL BE DEEMED AS NOT HAVING BEEN MADE.

Schedule D

Form of Drawdown Certificate

To:       European Investment Bank

From:   Evaxion Biotech A/S

Date:

Subject:	Finance Contract between European Investment Bank and Evaxion Biotech A/S dated [*** insert date of signature ***] 2020 (the "Finance Contract")

Contract Number [****]

Serapis Number [****]

Dear Sirs,

Terms defined in the Finance Contract have the same meaning when used in this letter.

For the purposes of Article 2.5 (Conditions of Disbursement) of the Finance Contract we hereby certify to you as follows:

(a)	no Prepayment Event has occurred and is continuing;

(b)	no security of the type prohibited under Paragraph 25 (Negative pledge) of Schedule H (General Undertakings) has been created or is in existence;

(c)	there has been no material change to any aspect of the Investment or in respect of which we are obliged to report under the Finance Contract, save as previously communicated by us;

(d)	no Default, Event of Default or a Prepayment Event other than pursuant to Article 5.3.1 (Cost Reduction) of the Finance Contract has occurred or is continuing, or would, in each case, result from the disbursement of the proposed Tranche;

(e)	no litigation, arbitration administrative proceedings or investigation is current or to our knowledge and belief (having made due and careful enquiry) is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against us or any of our subsidiaries any unsatisfied judgement or award;

(f)	the Repeating Representations are correct in all respects;

(g)	no Material Adverse Change has occurred, as compared with the situation at the date of the Finance Contract; and

(h)	the borrowing of the Credit, or any part thereof, by the Borrower is within the corporate powers of the Borrower.

Yours faithfully,

For and on behalf of Evaxion Biotech A/S

Date:

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Schedule E

Form of Compliance Certificate

To:       European Investment Bank

From:   Evaxion Biotech A/S

Date:

Subject:	Finance Contract between European Investment Bank and Evaxion Biotech A/S dated [*** insert date of signature ***] 2020 (the "Finance Contract")

Contract Number [****]

Serapis Number [****]

Dear Sirs,

We refer to the Finance Contract. This is a Compliance Certificate. Terms defined in the Finance Contract have the same meaning when used in this Compliance Certificate.

We hereby confirm:

(a)	[insert information regarding asset disposal];

(b)	[no security of the type prohibited under Paragraph 25 (Negative pledge) of Schedule H (General Undertakings) has been created or is in existence;]

(c)	[no Default, Event of Default or a Prepayment Event other than pursuant to Article 5.3.1 (Cost Reduction) of the Finance Contract has occurred or is continuing.] [If this statement cannot be made, this certificate should identify any potential event of default that is continuing and the steps, if any, being taken to remedy it].

Yours faithfully,

For and on behalf of Evaxion Biotech A/S

[director]	[director]

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Schedule F

Part A – Initial Documentary Conditions Precedent

(a)	The following duly executed Finance Documents:

(i)	this Contract; and

(ii)	the Warrant Agreement.

(b)	A copy of the constitutional documents (being the articles of association of any Obligor incorporated in Denmark) of each Obligor.

(c)	A copy of a complete and up-to-date transcript from the Danish Business Authority of each Obligor incorporated in Denmark dated no earlier than the date falling 14 (fourteen) days before the first Disbursement Date.

(d)	A copy of the resolution of the competent body (board of directors (in relation to the Borrower or another Obligor incorporated in Denmark) or general meeting of shareholders) of each Obligor duly:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising the relevant signatories to execute the Finance Documents to which it is a party; and

(iii)	authorising the relevant signatories, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Disbursement Acceptance) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(e)	The List of Authorised Signatories and Accounts.

(f)	A structure chart showing the Group certified as being complete and correct by an authorised signatory of the Borrower dated no earlier than the date falling 14 (fourteen) days before the first Disbursement Date.

(g)	A certificate of an authorised signatory of each Obligor certifying that each copy document relating to it specified in this Part A of Schedule F (Initial Documentary Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date falling [****] days before the Disbursement Date.

(h)	A legal opinion in a form acceptable to the Bank of Accura Advokatpartnerselskab, legal adviser to the Bank, addressed to the Bank as to Danish law on the legality, validity and enforceability of this Contract.

(i)	A legal opinion in a form acceptable to the Bank of Mazanti-Andersen Korsø Jensen Advokatpartnerselskab, the legal adviser to the Borrower (or any other reputable Danish law firm representing the Borrower from time to time), addressed to the Bank, and dated no earlier than the date falling [****] days before the Disbursement Date relating to (i) the authority and capacity of the Borrower; (ii) the authority and capacity of the shareholders of the Borrower incorporated in Denmark and which enters into the Warrant Agreement; and (iii) legality, validity and enforceability of the Warrant Agreement:

(i)	which includes a search on bankruptcy and restructuring proceedings, including a no bankruptcy certificate (in Danish: konkursfrihedsbevis) from the relevant Probate Court, on the Borrower conducted on the date of such legal opinion; and

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(ii)	on the due incorporation and valid existence of each Obligor, the authority and capacity of each Obligor to enter into the Finance Documents and perform its obligations thereunder, the due execution of each Obligor of the Finance Documents, non-conflict with constitutional documents and on laws applicable to companies generally in Denmark, pari passu ranking, no consents, registrations or filings are required and no stamp duty is to be paid in respect of the Finance Documents (other than registrations made with the Danish Business Authority under the Warrant Agreement), all corporate and other action required to be taken has indeed been taken, no tax deduction or withholding, the due execution of the Finance Documents, choice of law and enforceability of judgments and that the Obligor is not entitled to claim immunity.

(j)	In respect of each shareholder of the Borrower incorporated in a jurisdiction other than Denmark and which enters into the Warrant Agreement, a legal opinion addressed to the Bank as to the law of the jurisdiction of such shareholder's incorporation relating to the authorisation and capacity of such shareholder and in a form acceptable to the Bank.

(k)	The latest audited financial statements of the Obligors.

(l)	Evidence of payment of all the fees and expenses as required under the Finance Documents.

(m)	All necessary consents of shareholders with respect to the entering into of the Warrant Agreement and the due registration of the Warrant Agreement with the Danish Business Authority.

(n)	Any such information and evidence requested by the Bank concerning the compliance with the due diligence requirements of the Bank including but not limited to “Know your customer” (KYC) or similar identification procedures.

(o)	A copy of any other document, authorisation, opinion or assurance which the Bank has notified the Borrower is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Finance Documents or the validity and enforceability of the same.

Part B – Guarantor Conditions Precedent

(a)	A duly executed Guarantee Agreement.

(b)	A copy of the constitutional documents (being the articles of association of a Guarantor incorporated in Denmark) of the Guarantor.

(c)	A copy of a complete and up-to-date transcript from the Danish Business Authority of the Guarantor incorporated in Denmark dated the date of execution of the Guarantee Agreement.

(d)	A copy of the resolution of the competent body (board of directors (in relation to a Guarantor incorporated in Denmark) or general meeting of shareholders) of the Guarantor duly:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising the relevant signatories to execute the Finance Documents to which it is a party; and

(iii)	authorising the relevant signatories, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(e)	A structure chart showing the Group certified as being complete and correct by an authorised signatory of the Borrower dated no earlier than the date falling 14 (fourteen) days before the execution of the Guarantee Agreement.

(f)	A certificate of an authorised signatory of the Guarantor certifying that each copy document relating to it specified in this Part B of Schedule F (Initial Documentary Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of execution of the Guarantee Agreement.

(g)	Evidence that the Guarantor has obtained all necessary Authorisations required in connection with such Guarantee Agreement.

(h)	A legal opinion, in form and substance satisfactory to the Bank, of a reputable law firm in the jurisdiction of incorporation of such Guarantor, addressed to the Bank on the valid existence of such Guarantor, the authority and capacity of such Guarantor to enter into the Guarantee Agreement and on the due execution and choice of law of the Guarantee Agreement.

(i)	Any such information and evidence requested by the Bank concerning the compliance with the due diligence requirements of the Bank including but not limited to “Know your customer” (KYC) or similar identification procedures.

(j)	A copy of any other document, authorisation, opinion or assurance which the Bank has notified the Borrower is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Finance Documents or the validity and enforceability of the same.

Schedule G

Representations and Warranties

1.	Authorisations and Binding Obligations

(a)	Each Obligor is duly incorporated and validly existing as a company with limited liability under the laws of its jurisdiction of incorporation.

(b)	Each Obligor has the power to carry on its business as it is now being conducted and to own its property and other assets, and to execute, deliver and perform its obligations under the Finance Documents.

(c)	Each Obligor has obtained all necessary Authorisations in connection with the execution, delivery and performance of the Finance Documents and in order to lawfully comply with its obligations thereunder, and in respect of the Investment, and all such Authorisations are in full force and effect and admissible in evidence.

(d)	The execution and delivery of, the performance of each Obligor’s obligations under and compliance with the provisions of the Finance Documents do not and will not contravene or conflict with:

(i)	any applicable law, statute, rule or regulation, or any judgement, decree or permit to which it is subject;

(ii)	any agreement or other instrument binding upon it which might reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Finance Documents; or

(iii)	any provision of its constitutional documents.

(e)	The obligations expressed to be assumed by each Obligor in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

2.	No default or other adverse event

(a)	There has been no Material Adverse Change since 30 June 2020. (Non-repeating)

(b)	No event or circumstance which constitutes an Event of Default has occurred and is continuing unremedied or unwaived.

3.	No proceedings

(a)	No litigation, arbitration, administrative proceedings or investigation is current or to its knowledge and belief (having made due and careful enquiry) is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against it or any of its Subsidiaries any unsatisfied judgement or award.

(b)	To the best of its knowledge and belief (having made due and careful enquiry) no material Environmental Claim has been commenced or is threatened against any Obligor.

(c)	As at the date of this Contract, no Obligor has taken any action to commence proceedings for, nor have any other steps been taken or legal proceedings commenced or, so far as the Borrower is aware, threatened against any Obligor for its insolvency, winding up or dissolution, or for any Obligor to enter into any arrangement or compositions for the benefit of creditors, or for the appointment of an administrator, receiver, administrative receiver, examiner, trustee or similar officer.

4.	Security

At the date of this Contract, no Security exists over the assets of any Group Company and is not subject to any prior ranking other than Permitted Security.

5.	Ranking

(a)	Its payment obligations under this Contract rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.

(b)	No financial covenants have been concluded with any other creditor of any Obligor.

(c)	No Voluntary Non-EIB Prepayment has occurred.

6.	Anti-Corruption

(a)	Each Obligor is in compliance with all applicable European Union and national legislation, including any applicable anti-corruption legislation.

(b)	To the best of its knowledge, no funds invested in the Investment by any Obligor or by its controlling entities or any other Group Company are of illicit origin, including products of money laundering or linked to the financing of terrorism.

(c)	No Obligor is engaged in any Criminal Activities and to the best of the Borrower’s knowledge and belief no Criminal Activities have occurred in connection with the Investment. (Non-repeating)

7.	Accounting and Tax

(a)	The latest available consolidated and unconsolidated audited accounts of the Borrower and the other Obligors have been prepared on a basis consistent with previous years and have been approved by its auditors as representing a true and fair view of the results of its operations for that year and accurately disclose or reserve against all the liabilities (actual or contingent) of the Borrower and the other Obligors, as relevant.

(b)	The accounting reference date of the Borrower is 31 December.

(c)	No Obligor is required to make any deduction for or on account of any Tax from any payment it may make under the Finance Documents. (Non-repeating)

(d)	All Tax returns required to have been filed by each Obligor or on its behalf under any applicable law have been filed when due and contain the information required by applicable law to be contained in them.

(e)	Each Obligor has paid when due all Taxes payable by it under applicable law except to the extent that it is contesting payment in good faith and by appropriate means.

(f)	Each Obligor is resident for Tax purposes only in the jurisdiction of incorporation.

(g)	With respect to Taxes which have not fallen due or which it is contesting, each Obligor is maintaining reserves adequate for their payment and in accordance, where applicable, with GAAP.

(h)	Except for the Warrant Agreement under which certain registrations are required with the Danish Business Authority which will be made promptly at the times set out in the Warrant Agreement, under the laws of the jurisdiction of incorporation of each Obligor, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority or that any stamp, registration or similar tax or fee be paid on or in relation to the Finance Documents, or the transactions contemplated by the Finance Documents. (Non-repeating)

8.	Information provided

(a)	Any factual information provided by any Group Company for the purposes of entering into this Contract and any related documentation was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated and continues to be true and accurate in all material respect as at the date of this Contract.

(b)	The Group structure chart is true, complete and accurate in all material respects and represents the complete corporate structure of the Group as at the date of this Contract, and other than as set out therein the Borrower owns no other equity and/or shares in any other business entity. (Non-repeating)

9.	Exclusion criteria

At the date of this Contract,

(a)	the Borrower is not bankrupt, is not subject to insolvency, is not being wound up, is not having its affairs administered by a liquidator or by the courts, is not in an arrangement with creditors, is not having its business activities suspended, or is not in any analogous situation arising from a similar procedure provided for in national legislation or regulations;

(b)	in the past five years, the Borrower has not been the subject of a final judgment or final administrative decision for being in breach of its obligations relating to the payment of taxes or social security contributions in accordance with the applicable law and where such obligations remain unpaid unless a binding arrangement has been established for payment thereof;

(c)	in the past five years, the Borrower or persons having powers of representation, decision-making or control over it have not been convicted of an offence concerning their professional conduct by a final judgment, which would affect their ability to implement a Financial Instrument and which is for one of the following reasons:

(i)	negligently providing misleading information that may have a material influence or fraudulently misrepresenting information required for the verification of the absence of grounds for exclusion or the fulfilment of selection criteria or in the performance of a contract or an agreement;

(ii)	entering into agreements with other persons aimed at distorting competition;

(iii)	attempting to unduly influence the decision-making process of the contracting authority during the award procedure;

(iv)	attempting to obtain confidential information that may confer upon it undue advantages in the award procedure;

(d)	in the past five years, the Borrower or persons having powers of representation, decision-making or control over it have not been the subject of a final judgment for:

(i)	fraud;

(ii)	corruption;

(iii)	participation in a criminal organisation;

(iv)	money laundering or terrorist financing;

(v)	terrorist offences or offences linked to terrorist activities, or inciting, aiding, abetting or attempting to commit such offences;

(vi)	child labour and other forms of trafficking in human beings;

(e)	as of the date of this declaration, the Borrower is not subject to a decision on exclusion contained in the published early detection and exclusion system database set up and operated by the European Commission.

10.	No indebtedness

No Obligor has Indebtedness outstanding other than Permitted Indebtedness. (Non-repeating).

11.	No Immunity

No Obligor, nor any of its assets, is entitled to immunity from suit, execution, attachment or other legal process.

12.	Pensions

The pension schemes for the time being operated by the Obligors (if any) are funded in accordance with their rules and to the extent required by law or otherwise comply with the requirements of any law applicable in the jurisdiction in which the relevant pension scheme is maintained.

13.	Good title to assets

Each Obligor and each of its Subsidiaries has, in all material respect, a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

14.	Governing law and enforcement

(a)	The choice of governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation or establishment.

(b)	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation or establishment.

Schedule H

General Undertakings

1.	Use of Loan

The Borrower shall use all amounts borrowed by it under the Loan to carry out the Investment.

2.	Completion of Investment

The Borrower shall or shall procure that the Investment is carried out in accordance with the Technical Description as may be modified from time to time with the approval of the Bank, and complete it by the final date specified therein.

3.	Procurement procedure

The Borrower shall secure goods and services for the Investment (a) in so far as they apply to it or to the Investment, in accordance with EU Law in general and in particular with the relevant EU Directives, and (b) in so far as EU Directives do not apply, by procurement procedures which, to the satisfaction of the Bank, respect the criteria of economy and efficiency and, in case of public contracts, the principles of transparency, equal treatment and non-discrimination on the basis of nationality.

4.	Compliance with laws

Each Obligor shall comply in all respects with all laws and regulations to which it or the Investment is subject.

5.	Sanctions

The Borrower shall ensure that all amounts borrowed by it under this Contract are not made available to, or for the benefit of, persons or entities designated by restrictive measures adopted pursuant to Article 215 of the Treaty on the Functioning of the European Union.

6.	Data Protection

(a)	Before disclosing any personal data (other than mere contact information relating to the Borrower’s personnel involved in the management of this Contract (“Contact Data”)) to the Bank in connection with this Contract, the Borrower shall ensure that each data subject of such personal data:

(i)	has been informed of the disclosure to the Bank (including the categories of personal data to be disclosed); and

(ii)	has been advised on the information contained in (or has been provided with an appropriate link to) the Bank’s privacy statement in relation to its lending and investment activities set out from time to time at https://www.eib.org/en/privacy/lending (or such other address as the Bank may notify to the Borrower in writing from time to time).

(b)	When disclosing information (other than Contact Data) to the Bank in connection with this Contract, the Borrower shall redact or otherwise amend that information (as necessary) so that it does not contain any personal data, except where this Contract specifically requires, or the Bank specifically requests in writing, to disclose such information in the form of personal data.

7.	Environment

The Borrower shall:

(i)	implement and operate the Investment in compliance with Environmental Law;

(ii)	obtain, maintain and comply with requisite Environmental Approvals for the Investment,

and upon becoming aware of any breach of this Paragraph 7 (Environment):

(i)	the Borrower shall promptly notify the Bank;

(ii)	the Borrower and the Bank will consult for up to 15 (fifteen) Business Days from the date of notification with a view to agreeing the manner in which the breach should be rectified; and

(iii)	the Borrower shall remedy the breach within 30 (thirty) Business Days of the end of the consultation period.

8.	Integrity

The Borrower shall take, within a reasonable timeframe, appropriate measures in respect of any member of its management bodies who has been convicted by a final and irrevocable court ruling of a Criminal Offence perpetrated in the course of the exercise of his/her professional duties, in order to ensure that such member is excluded from any Borrower's activity in relation to the Loan or the Investment.

9.	Disposal of assets

(a)	Except as provided below, the Borrower shall not, and shall procure that no Group Company shall, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily dispose of all or any part of any Group Company's business, undertaking or assets (including any shares or security of any entity or a business or undertaking, or any interest in any of them).

(b)	Sub-paragraph (a) above does not apply to any such disposal:

(i)	made with the prior written consent of the Bank;

(ii)	made on arm's length terms in the ordinary course of business of a Group Company;

(iii)	made on arm's length terms and at fair market value for cash, which is reinvested in assets of comparable or superior type, value and quality;

(iv)	made on arm's length terms in exchange for other assets comparable or superior as to type, value and quality;

(v)	by one Obligor to another Obligor;

(vi)	by a Group Company which is not an Obligor to an Obligor;

(vii)	constituted by a licence of Intellectual Property Rights on arm's length terms in the ordinary course of business;

(viii)	made in relation to non-material assets which have depreciated to less than [****] of their initial value or which are obsolete;

(ix)	excluding any disposal otherwise permitted under (ii) to (viii) above, disposals where the higher of the market value or consideration receivable for such disposals does not exceed (x) [****] of Total Assets during any financial year, and (y) [****] of Total Assets during the term of the Credit; or

(x)	arising as a result of Permitted Security,

provided, in each case, that the disposal is not of assets forming part of the Investment or shares in subsidiaries holding assets forming part of the Investment, which may not be disposed of unless either (a) the Borrower consults the Bank in relation to such disposal, and the Bank approves the disposal, or (b) the proceeds of the disposal are applied to prepay the Bank in accordance with Article 5.3.4 (Disposals).

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

For the purposes of this Paragraph 9 (Disposal of assets), "dispose" and "disposal" includes any act effecting sale, transfer, lease or other disposal.

10.	Maintenance of assets

The Borrower shall maintain, repair, overhaul and renew all assets required in relation to the Investment as required to keep such assets in good working order.

11.	Insurances

The Borrower shall, and shall procure that each Group Company shall, maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

12.	Change in business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or the Group as a whole from that carried on at the date of this Contract.

13.	Merger

The Borrower shall not, and shall procure that no Group Company shall, enter into any amalgamation, demerger, merger or corporate reconstruction unless:

(a)	with the prior written consent of the Bank; or

(b)	such amalgamation, demerger, merger or corporate reconstruction does not result in a Material Adverse Change and is on a solvent basis, and provided that:

(i)	only Group Companies are involved;

(ii)	the resulting entity will not be incorporated or located in a country which is in a jurisdiction that is blacklisted by any Lead Organisation in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices as such blacklist may be amended from time to time; and

(iii)	if the Borrower is involved, (i) the rights and obligations of the Borrower under this Contract will remain with the Borrower, (ii) the surviving entity will be the Borrower and the statutory seat of the Borrower would not as a result of such merger be transferred to a different jurisdiction, (iii) the merger will not have an effect on the validity, legality or enforceability of the Borrower's obligations under this Contract; and (iv) all of the business and assets of the Borrower are retained by it.

14.	Books and records

Each Obligor shall ensure that it has kept and will continue to keep proper books and records of account, in which full and correct entries shall be made of all financial transactions and its assets and business, including expenditures in connection with the Investment, in accordance with GAAP as in effect from time to time for a period of five (5) years following the last repayment of the Credit under this Contract.

15.	Ownership

(a)	The Borrower shall maintain not less than 51% (fifty one per cent.) of the share capital, directly or indirectly, of each of its Material Subsidiaries, unless a prior written consent of the Bank is received by the Borrower.

(b)	The Borrower shall in aggregate maintain not less than 100% (one hundred per cent.) of the share capital, directly or indirectly, of each Guarantor, unless:

(i)	the percentage of the share capital of the relevant Guarantor or Material Subsidiary at the date of this Contract or at the date it becomes Guarantor is lower than 100% (one hundred per cent.), in which case the Borrower shall maintain at least the same percentage of share capital; or

(ii)	prior written consent of the Bank is received by the Borrower.

(c)	The Borrower shall immediately notify the Bank in the event of a new entity becoming a Subsidiary of the Borrower through any means, including but not limited to acquisition, creation and spin-off.

(d)	The undertakings in sub-paragraphs (a), (b) and (c) above shall be calculated in accordance with GAAP as applied by the Borrower on the date of this Contract and as GAAP is amended from time to time and tested annually.

16.	Acquisitions

The Borrower shall not, and shall procure that no Group Company shall, invest in or acquire any entity or a business going concern or an undertaking (whether whole or substantially the whole of the assets or business), or any division or operating unit thereof, or any shares or securities of any entity or a business or undertaking (or in each case, any interest in any of them) (or agree to any of the foregoing), save for an acquisition or investment:

(a)	with the prior written consent of the Bank;

(b)	by one Obligor of an asset sold, leased, transferred or otherwise disposed of by another Obligor;

(c)	by a Group Company of all the shares or other ownership interests in any limited liability company or corporation, limited liability partnership or any equivalent company, provided that:

(i)	such entity has not yet commenced commercial operations;

(ii)	such entity is incorporated in a country that is a member of either or both of the European Union or the Organisation of Economic Co-Operation and Development; and

(iii)	no Event of Default is continuing on the date the relevant acquisition agreement is entered into or would occur as a result of the acquisition; or

(d)	of shares or other ownership interests in any limited liability company or corporation, limited liability partnership or any equivalent company, the consideration for which does not exceed an aggregate amount of (x) EUR [****] ([****] euro) during any financial year, and (y) EUR [****] ([****] euro) during the term of the Credit, provided that:

(i)	no Event of Default is continuing on the date the relevant acquisition agreement is entered into or would occur as a result of the acquisition;

(ii)	the acquired entity is engaged in a business similar or complementary to the business carried on by the Group as at the date of this Contract;

(iii)	the acquired entity is not incorporated or located in a jurisdiction that is blacklisted by any Lead Organisation in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices as such blacklist may be amended from time to time;

(iv)	in respect of any acquisition where the consideration exceeds EUR [****] ([****] euro), legal and financial due diligence reports (including customary reliance letters in favour of the Bank) and a business plan (in the form of the most recent budget adjusted for the expected effects of the acquisition) in respect of the [****] next following financial years and any other due diligence reports received in connection with the acquisition (if any) are provided to the Bank; and

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(v)	the Borrower provides a Compliance Certificate for the [****] month financial periods immediately following the acquisition, updated on a pro forma basis as if the acquisition has occurred.

17.	Indebtedness

The Borrower shall not, and shall procure that no other Group Company shall, incur any Indebtedness, save for Indebtedness incurred:

(a)	with the prior written consent of the Bank;

(b)	under this Contract;

(c)	under any Finance Lease if the aggregate liability in respect of the equipment leased does not at any time exceed EUR [****] ([****] euro) (or its equivalent) in aggregate for the Group at any time;

(d)	owing by an Obligor to another Obligor;

(e)	under Permitted Hedging;

(f)	in respect of a Permitted Guarantee; or

(g)	not permitted by the preceding sub-paragraphs and the outstanding amount of which does not exceed EUR [****] ([****] euro) (or its equivalent) in aggregate for the Group at any time.

18.	Guarantees

(a)	The Borrower shall not, and shall procure that no other Group Company shall, issue or allow to remain outstanding any guarantees in respect of any liability or obligation of any person save for:

(i)	with the prior written consent of the Bank;

(ii)	any guarantee under any Finance Document; or

(iii)	guarantees issued in the ordinary course of trade by any Group Company under or in connection with:

(1)	any negotiable instruments;

(2)	in connection with any performance bond;

(3)	in connection with any Permitted Indebtedness; or

(4)	issued by one Obligor to another Obligor.

(b)	The Borrower shall procure that, as soon as any Group Company becomes a Material Subsidiary (as identified in any accounts delivered to the Bank from time to time pursuant to Paragraph 2 (Information concerning the Borrower) of Schedule I (Information and Visits), that Group Company shall promptly notify the Bank and on the Bank’s request enter into a Guarantee Agreement and provide the Bank with all of the documents and other evidence listed in Part B of Schedule F (Guarantor Conditions Precedent) in form and substance satisfactory to the Bank as soon as possible and no later than [****] days after the Bank's request.

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

19.	Hedging

The Borrower shall not, and shall procure that no other Group Company shall, enter into any derivative transaction other than Permitted Hedging, where "Permitted Hedging" means:

(a)	any derivative transaction entered into by a Group Company with the prior written consent of the Bank;

(b)	any derivative transaction by a Group Company to hedge actual or projected exposure arising in the ordinary course of trading and not for speculative purposes; and

(c)	any derivative instrument of a Group Company which is accounted for on a hedge accounting basis but is not entered into for speculative purposes.

20.	Restrictions on distributions

The Borrower shall not, and shall procure that no other Group Company shall, declare or distribute dividends (whether in cash or in kind), or return or purchase shares, save for:

(a)	with the prior written consent of the Bank;

(b)	payments to a Group Company as a result of a solvent liquidation or reorganisation of a Group Company which is not an Obligor;

(c)	any dividend payments made to Borrower by any subsidiary of the Borrower;

21.	Restrictions on loans

The Borrower shall not, and shall ensure that no other member of the Group will, be a creditor in respect of any Indebtedness, save for:

(a)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities with a maximum duration of [****] days;

(b)	any loan made by one member of the Group (other than an Obligor) to another member of the Group, which to the extent made to an Obligor is fully subordinated to any indebtedness owed by the Obligors to the Bank in respect of ranking, payment and enforcement pursuant to a subordination letter to the satisfaction of the Bank;

(c)	any loan made by one Obligor to another Obligor;

(d)	any loan made by one Obligor to a member of the Group which is not an Obligor so long as the aggregate amount of Indebtedness under such loans does not exceed EUR [****] (or its equivalent) at any time;

(e)	any pension liabilities incurred in the ordinary course of business;

(f)	any loan made by a shareholder of the Borrower directly or indirectly to the Borrower, which is fully subordinated to any indebtedness owed by the Obligors to the Bank in respect of ranking, payment and enforcement pursuant to a subordination letter to the satisfaction of the Bank; or

(g)	any other Indebtedness or loan advanced to or made available by any member of the Group with the prior written consent of the Bank.

22.	Restrictions on intercompany loans

The Borrower shall not, and shall procure that no other Group Company shall, make any payment in respect of any intercompany loan, save for:

(a)	with the prior written consent of the Bank;

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)	where the lender of the intercompany loan is the Borrower or an Obligor; or

(c)	the payments to a Group Company as a result of a solvent liquidation or reorganisation of a Group Company which is not an Obligor.

23.	Intellectual Property Rights

The Borrower shall, and shall procure that each other Group Company shall, (i) obtain, safeguard and maintain its rights with respect to the Intellectual Property Rights required for the implementation of the Investment in accordance with this Contract, including complying with all material contractual provisions and that the implementation of the Investment in accordance with this Contract will not result in the infringement of the rights of any person with regard to the Intellectual Property Rights and (ii) ensure that any Intellectual Property Rights required for the implementation of the Investment will be owned by or licensed to the Borrower, and where such Intellectual Property Rights which are owned by a Group Company are capable of registration, are registered to such party.

24.	Maintenance of Status

The Borrower shall, and shall procure that each other Group Company shall, remain duly incorporated and validly existing as a corporate entity with limited liability under the jurisdiction in which it is incorporated and that it will have no centre of main interests, permanent establishment or place of business outside the jurisdiction in which it is incorporated, and that it will continue to have the power to carry on its business as it is now being conducted and continue to own its property and other assets.

25.	Negative pledge

(a)	The Borrower shall not, and shall procure that no other Group Company shall, create or permit to subsist any Security over any of its assets.

(b)	For the purposes of this Paragraph 25 (Negative pledge), the term Security shall also include any arrangement or transaction on assets or receivables or money (such as the sale, transfer or other disposal of assets on terms whereby they are or may be leased to or re-acquired by any Group Company, the sale, transfer or other disposal of any receivables on recourse terms or any arrangement under which money or the benefit of a bank account or other account may be applied or set off or any preferential arrangement having a similar effect) in circumstances where the arrangement or transaction is entered into primarily as a method of raising credit or of financing the acquisition of an asset.

(c)	Sub-paragraph (a) above does not apply to any Security, listed below:

(i)	any netting or set-off arrangement entered into by any Group Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any payment or close out netting or set-off arrangement pursuant to any Permitted Hedging, but excluding any Security under a credit support arrangement in relation to a hedging transaction;

(iii)	any lien arising by operation of law and in the ordinary course of trading;

(iv)	any Security over or affecting any asset acquired by Group Company after the date of this Contract if:

(1)	the Security was not created in contemplation of the acquisition of that asset by a Group Company;

(2)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a Group Company; and

(3)	the Security is removed or discharged within [****] months of the date of acquisition of such asset;

(v)	any Security over or affecting any asset of any company which becomes a Group Company after the date of this Contract, where the Security is created prior to the date on which that company becomes a Group Company, if:

(1)	the Security was not created in contemplation of the acquisition of that company;

(2)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(3)	the Security is removed or discharged within [****] months of that company becoming a Group Company;

(vi)	any Security entered into pursuant to this Contract;

(vii)	any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Group Company in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any Group Company; or

(viii)	any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by a Group Company other than any permitted under sub-paragraphs (i) to (vii) above) does not exceed EUR [****] (or its equivalent at any time).

26.	Other Undertakings

The Borrower shall take note of the Bank’s group statement on tax fraud, tax evasion, tax avoidance, aggressive tax planning, money laundering and financing of terrorism (as published on the Bank’s website and as may be amended from time to time).

27.	Clauses by inclusion (most favoured nation)

If the Borrower or any other member of the Group concludes with any other financial creditor a financing agreement that includes a loss-of-rating clause or a covenant or other provision regarding its financial ratios, if applicable, that is not provided for in this Contract or is more favourable to the relevant financial creditor than any equivalent provision of this Contract is to the Bank, the Borrower shall promptly inform the Bank and shall provide a copy of the more favourable provision to the Bank. The Bank may request that the Borrower promptly executes an agreement to amend this Contract so as to provide for an equivalent provision in favour of the Bank.

28.	[****]

29.	Pari passu ranking

Each Obligor shall ensure that its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Schedule I

Information and Visits

1.	Information concerning the Investment

(a)	The Borrower shall deliver to the Bank:

(i)	the information in content and in form, and at the times, specified in Part A.2 (Information Duties) of Schedule A (Investment Specification and Reporting) or otherwise as agreed from time to time by the parties to this Contract;

(ii)	any such information or further document concerning the Investment as the Bank may reasonably require to comply with its obligations under the H2020 Legal Basis; and

(iii)	any such information or further document concerning the financing, procurement, implementation, operation and environmental matters of or for the Investment as the Bank may reasonably require within a reasonable time;

provided always that if such information or document is not delivered to the Bank on time, and the Borrower does not rectify the omission within a reasonable time set by the Bank in writing, the Bank may remedy the deficiency, to the extent feasible, by employing its own staff or a consultant or any other third party, at the Borrower's expense and the Borrower shall provide such persons with all assistance necessary for the purpose.

(b)	The Borrower shall submit for the approval of the Bank without delay any material changes to the Investment, also taking into account the disclosures made to the Bank in connection with the Investment prior to the signing of this Contract, in respect of, inter alia, the total cost, plans, timetable or to the expenditure programme or financing plan for the Investment.

(c)	The Borrower shall promptly inform the Bank of:

(i)	any action initiated or any objection raised by any third party or any genuine complaint received by the Borrower or any material Environmental Claim that is to its knowledge commenced, pending or threatened against it with regard to environmental or other matters affecting the Investment;

(ii)	any fact or event known to the Borrower, which may substantially prejudice or affect the Borrower's ability to execute the Investment;

(iii)	a genuine allegation, complaint or information with regard to Criminal Offences related to the Loan and/or the Investment;

(iv)	any non-compliance by it with any applicable Environmental Law; and

(v)	any suspension, revocation or modification of any Environmental Approval,

and set out the action to be taken with respect to such matters;

(d)	If the total cost of the Investment exceeds the estimated figure set out in Recital (A), the Borrower shall notify the Bank without delay and shall inform the Bank of its plans to fund the increased costs.

(e)	The Borrower shall, and shall procure that each other Group Company shall, promptly inform the Bank if at any time it becomes aware of the illicit origin (including products of money laundering or linked to the financing of terrorism) of any funds invested in the Investment by the Borrower or another Group Company.

(f)	The Borrower shall provide to the Bank, if so requested:

(i)	a certificate of its insurers showing that all assets required in order to carry out the Investment are insured with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business; and

(ii)	annually, a list of policies in force covering any aspect of the Investment, together with confirmation of payment of the current premiums.

2.	Information concerning the Borrower

(a)	The Borrower shall deliver to the Bank:

(i)	as soon as they become available but in any event within [****] days after the end of each of its financial years its audited consolidated and unconsolidated annual report, balance sheet, cash flow statement, profit and loss account and auditors report for that financial year together with a Compliance Certificate signed by one or more authorised signatories of the Borrower as appropriate and the unconsolidated financial statements (audited, if available) of each Obligor for such financial year;

(ii)	as soon as they become available but in any event within [****] days after the end of each of the relevant accounting periods its interim consolidated and unconsolidated semi-annual report, balance sheet, profit and loss account and cash flow statement for the first half-year of each of its financial years together with a Compliance Certificate signed by [****] authorised signatories of the Borrower as appropriate;

(iii)	such further information, evidence or document concerning its general financial situation or such certificates of compliance with the undertakings of Article 7 (Borrower undertakings and representations), when requested and within a reasonable time; and

(iv)	any such information or further document concerning the compliance with the due diligence requirements of the Bank including but not limited to “Know your customer” (KYC) or similar identification procedures, when requested and within a reasonable time;

(v)	from time to time, such further information, evidence or document concerning the factual information or documents provided to the Bank for the purposes of entering into this Contract, when requested and within a reasonable time;

(b)	The Borrower shall inform the Bank immediately of:

(i)	any Default or Event of Default having occurred or being threatened or anticipated;

(ii)	to the extent permitted by law, any material litigation, arbitration, administrative proceedings or investigation carried out by a court, administration or similar public authority, which, to the best of its knowledge and belief is current, threatened or pending:

(1)	against the Borrower or its controlling entities or members of the Borrower's management bodies in connection with Criminal Offences related to the Loan or the Investment; or

(2)	which might if adversely determined result in a Material Adverse Change;

(iii)	any measure taken by the Borrower pursuant to Paragraph 8 (Integrity) of Schedule H (General Undertakings);

(iv)	any Change in the Beneficial Ownership of the Borrower; and

(v)	any Voluntary Non-EIB Prepayment that has occurred or is likely to occur.

3.	Visits by the Bank

(a)	Each Obligor shall allow the Bank and, when either required by the relevant mandatory provisions of EU law or pursuant to the H2020 Legal Basis, as applicable, the European Court of Auditors, the Commission, the European Anti-Fraud Office, and the European Public Prosecutor’s Office, as well as persons designated by the foregoing:

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(i)	to visit the sites, installations and works comprising the Investment;

(ii)	to interview representatives of each Obligor, and not obstruct contacts with any other person involved in or affected by the Investment; and

(iii)	to conduct such investigations, inspections, on the spot audits and checks as they may wish and review the Obligors’ books and records in relation to the execution of the Investment and to be able to take copies of related documents to the extent not prohibited by the law.

(b)	Each Obligor shall provide the Bank, or ensure that the Bank is provided, with all necessary assistance for the purposes described in this Paragraph 3 (Visits by the Bank).

(c)	In the case of a genuine allegation, complaint or information with regard to a Criminal Offence related to the Loan and/or the Investment, the Borrower shall consult with the Bank in good faith regarding appropriate actions. In particular, if it is proven that a third party committed a Criminal Offence in connection with the Loan and/or the Investment with the result that the Loan was misapplied, the Bank may, without prejudice to the other provisions of this Contract, inform the Borrower if, in its reasonable view, the Borrower should take appropriate recovery measures against such third party. In any such case, the Borrower shall in good faith consider the Bank’s views and keep the Bank informed.

4.	Disclosure and publication

(a)	The Borrower acknowledges and agrees that:

(i)	the Bank may be obliged to disclose and communicate information relating to the Borrower and the Investment to any competent institution or body of the European Union in accordance with the relevant mandatory provisions of European Union law or pursuant to the Horizon 2020 Legal Basis; and

(ii)	the Bank may publish in its website or produce press releases containing information related to the financing provided pursuant to this Contract, including the name, address and country of establishment of the Borrower, and the type of financial support received under this Contract.

(b)	If requested by the Bank, the Borrower undertakes to refer to this financing and other Bank financings in its public communications, if appropriate, during the availability period, and in connection with any drawdowns, and communications on major corporate events.

5.	Confidential information

To the extent the Borrower becomes listed on a regulated market and only on and from such time, where the Borrower provides information to the Bank in connection with this Contract, it shall clearly indicate whether or not such information is already public, and if it is confidential the Borrower shall ensure the public publication of such information at the same time, or immediately after, it is shared with the Bank. The Borrower will not share any inside information with the Bank before it is published to the market and shall notify the Bank as to whether such information constitutes inside information (for the purposes of the EU Market Abuse Regulation) at the time it is shared.